Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

MSN ACQUISITIONCO, LLC

as Purchaser,

and

MEDICAL STAFFING NETWORK, INC.,

MEDICAL STAFFING HOLDINGS, LLC,

MEDICAL STAFFING NETWORK HOLDINGS, INC.

AND

CERTAIN SUBSIDIARIES OF MEDICAL STAFFING NETWORK, INC.

as Sellers

Dated as of July 2, 2010

i

5.14	Compliance with Law; Permits	35
5.15	Tax Returns; Taxes	35
5.16	Employees	36
5.17	Company Benefit Plans	37
5.18	Parents	39
5.19	Affiliate Matters	39
5.20	Insurance Policies	39
5.21	Environmental Matters	40
5.22	Customers, Vendors and Suppliers	40
5.23	Accounts Receivable	41
5.24	Financial Statements	41
5.25	Capital Expenditures	41
5.26	Absence of Undisclosed Liabilities	41
5.27	Claims for Indemnification	42
5.28	SEC Filings	42

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		42
6.1	Corporate Organization and Qualification	42
6.2	Authority Relative to this Agreement	43
6.3	Consents and Approvals; No Violation	43
6.4	Brokers and Finders	44
6.5	Adequate Assurances Regarding Assigned Contracts	44
6.6	Sufficiency of Financing	44
6.7	Investigation	44

ARTICLE VII. EMPLOYEES		45
7.1	Employee Matters	45
7.2	Excluded Plans	45
7.3	COBRA Coverage	45
7.4	No Third-Party Beneficiaries	45

ARTICLE VIII. BANKRUPTCY COURT MATTERS		46
8.1	Competing Bid and Other Matters	46
8.2	Sale Order	47

ARTICLE IX. COVENANTS AND AGREEMENTS		47
9.1	Conduct of Business of Sellers	47
9.2	Access to Information	50
9.3	Assignability of Certain Contracts, Etc.	52
9.4	Rejected Contracts	52
9.5	Further Agreements	52
9.6	Further Assurances	53
9.7	Preservation of Records	54
9.8	Publicity	54
9.9	Communication with Acquired Customers	54
9.10	Notification of Certain Matters	55

9.11	DIP Loan Documents	55
9.12	Insurance Policies.	55

ARTICLE X. CONDITIONS TO CLOSING		56
10.1	Conditions Precedent to the Obligations of the Purchaser and Sellers	56
10.2	Conditions Precedent to the Obligations of Sellers	57
10.3	Conditions Precedent to the Obligations of the Purchaser	57
10.4	Failure Caused by Party’s Failure to Comply	58

ARTICLE XI. TAXES		59
11.1	Additional Tax Matters	59

ARTICLE XII. MISCELLANEOUS		59
12.1	Payment of Expenses	59
12.2	Survival of Representations and Warranties; Survival of Confidentiality	60
12.3	Entire Agreement; Amendments and Waivers	60
12.4	Counterparts	60
12.5	Governing Law	60
12.6	Jurisdiction, Waiver of Jury Trial	61
12.7	Notices	61
12.8	Binding Effect; Assignment	62
12.9	Severability	62
12.10	Injunctive Relief	63
12.11	Non Recourse	63
12.12	No Waiver or Release	63
12.13	Time of the Essence	64
12.14	Certain Interpretations	64

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Sale Order
Exhibit D	Form of Bidding Procedures Order
Exhibit E	Form of Integris Assignment and Assumption Agreement

SCHEDULES

Schedule A	Subsidiaries of MSN
Schedule 1.1(l)	Cure Costs
Schedule 1.1(pp)	Knowledge of Sellers
Schedule 1.1(vv)	Non-Assumed Contracts
Schedule 2.1(f)	Deposits and Prepaid Expenses
Schedule 2.1(v)	Seller Benefit Plans
Schedule 2.2(i)	Additional Excluded Assets
Schedule 2.3(h)	Additional Assumed Liabilities
Schedule 2.4(j)	Excluded Liabilities
Schedule 9.1(a)	Conduct of Business of Sellers
Schedule 9.1(b)(viii)	Senior Management
Schedule 10.3(d)	Assigned Contracts

SELLERS DISCLOSURE SCHEDULE

Section 5.1	Corporate Organization and Qualification
Section 5.2(a)	Seller Jurisdiction of Incorporation and Qualification
Section 5.2(b)	Ownership by Sellers
Section 5.3	Sellers’ Documents
Section 5.4(a)	Conflicts
Section 5.4(b)	Consents of Third Parties
Section 5.5	Absence of Certain Developments
Section 5.6	Litigation
Section 5.7	Owned and Licensed Intellectual Property; Claims
Section 5.8(a)	Material Contracts
Section 5.8(b)	Notice of Default under Material Contracts
Section 5.8(c)	Assigned Contracts
Section 5.9(a)	Material Permits
Section 5.10	Brokers and Finders
Section 5.12(a)	Personal Property Leases
Section 5.12(b)	Default under Personal Property Leases
Section 5.13(b)	Leased Real Property
Section 5.15	Tax Returns; Taxes
Section 5.16(a)	Worker’s Compensation and Long Term Disability Claims
Section 5.16(b)	Employment Loss
Section 5.16(c)	Severance or Termination Payment Obligations

Section 5.17	Employee Plans
Section 5.17(e)	Post-Separation Benefits
Section 5.18	Parent Contracts
Section 5.19	Affiliate Matters
Section 5.20	Insurance Policies and Claims
Section 5.22	Significant Customers and Significant Vendors/Suppliers
Section 5.24	Financial Statements
Section 5.26	Undisclosed Liabilities
Section 5.27	Claims for Indemnification

PURCHASER DISCLOSURE SCHEDULE

Section 6.2	Purchaser’s Documents
Section 6.3(a)	Conflicts
Section 6.3(b)	Consents of Third Parties

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 2, 2010 (the “Execution Date”), by and among Medical Staffing Network, Inc., a Delaware corporation (“MSN”), Medical Staffing Holdings, LLC, a Delaware limited liability company (“MSH”), Medical Staffing Network Holdings, Inc., a Delaware corporation (“MSNH”) and those subsidiaries of MSN set forth on the signature pages hereto and also on Schedule A (collectively with MSN, MSH and MSNH, the “Sellers” and each, individually, a “Seller”), and MSN AcquistionCo, LLC, a Delaware limited liability company (the “Purchaser”). Certain capitalized terms used herein are defined in Article I.

RECITALS

WHEREAS, Sellers currently conduct the Business and the Purchaser desires to purchase the Business;

WHEREAS, each Seller intends to commence a case under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), (as Jointly Administered, collectively, the “Chapter 11 Case”);

WHEREAS, the First Lien Lenders are secured creditors of the Sellers holding valid interests in, on and against the Sellers, their estates and property of their estates, arising in connection with the First Lien Loan Documents;

WHEREAS, the Sellers will submit a proposed Bidding Procedures Order which, when approved, will authorize the Credit Bid of the claims of the First Lien Lenders;

WHEREAS, the First Lien Agent and First Lien Lenders have assigned their rights to receive the Purchased Assets and the Transferred Equity Interests and to assume the Assumed Liabilities to the Purchaser; and

WHEREAS, on or prior to the entry of the Bidding Procedures Order, the DIP Loan Agreement (as defined below) shall have been entered into by the parties thereto and become effective; and

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein and following the entry of the Sale Order approving the Purchaser as the highest and best bid and subject to the terms and conditions thereof, Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from Sellers, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets and the Transferred Equity Interests and shall assume from Sellers the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and Sellers hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms used in this Agreement shall have the respective meanings assigned to them below:

(a) “Accounts Receivable” means (i) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to any of the Sellers relating to, or arising in connection with the operation and conduct of, the Business and any other rights of any of the Sellers to payment from third parties and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to any of the Sellers, and any return of premiums or other funds relating to or arising from any Insurance Policies; (ii) all other accounts or notes receivable of any of the Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case existing on the Execution Date or arising in the Ordinary Course of Business after the Execution Date and in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding the Closing Date or have not been written off or sent to collection prior to the close of business on the day immediately preceding the Closing Date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding the Closing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Alternative Transaction” means (i) the approval by the Bankruptcy Court of the sale or sales of all or a material portion of the Purchased Assets to a third party other than Purchaser (or an Affiliate of Purchaser), or (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser (or an Affiliate of Purchaser) in accordance with the terms hereof.

(d) “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(e) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(f) “Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit D or in such form as is otherwise in form and substance satisfactory to Sellers and the Purchaser.

(g) “Business” means the business of providing temporary healthcare staffing through per diem nurse staffing services as well as travel nurse, home health, allied health and vendor managed services.

(h) “Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property.

(k) “Credit Bid” means a credit bid of a portion of the First Lien Indebtedness in an amount equal to $88,550,832.30, excluding the L/C Obligations (as defined in the First Lien Credit Agreement) and Protective Advances (as defined in the DIP Loan Agreement).

(l) “Cure Costs” means the amounts necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults, under the Assigned Contracts, in each case as of the Petition Date and to the extent required by Section 365(b) of the Bankruptcy Code and any order of the Bankruptcy Court, which amounts (if not already paid or to be paid in the Ordinary Course of Business pursuant to an order of the Bankruptcy Court) shall be identified to Purchaser on Schedule 1.1(l) at least twenty (20) days prior to the Sale Hearing.

(m) “DIP Agent” means General Electric Capital Corporation, in its capacity as administrative agent and collateral agent to the DIP Lenders under the DIP Loan Agreement.

(n) “DIP Lenders” means the lenders party from time to time to the DIP Loan Agreement.

(o) “DIP Loan” means the Indebtedness (including principal, interest, fees, premium and any other amounts due or other obligations) of Sellers (or any Seller) arising under the DIP Loan Agreement and/or the DIP Loan Documents.

(p) “DIP Loan Agreement” means that certain Senior Secured Priming and Superpriority Debtor-in-Possession Credit Agreement, to be executed on or about July 6, 2010, by and among Medical Staffing Network, Inc., as borrower, Medical Staffing Holdings, LLC, Medical Staffing Network Holdings, Inc. and certain other subsidiaries thereof, as guarantors, the DIP Lenders party thereto, as lenders, and the DIP Agent, as agent for the DIP Lenders, to be provided in connection with the Chapter 11 Case and this Agreement as such DIP Loan Agreement may be amended, modified, supplemented, or restated from time to time.

(q) “DIP Loan Documents” means the “Loan Documents” as defined in the DIP Loan Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.

(r) “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(s) “Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.

(t) “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months, (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period or (iv) or any similar employment action that (when aggregated with any other employment action) could trigger the notice requirements of the WARN Act or any other similar state law.

(u) “Encumbrance” means any lien, encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(v) “Environmental Laws” means all Laws relating to pollution or protection of health, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Materials, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state, provincial and local statutes.

(w) “Equipment” means all equipment, machinery, vehicles, furniture, fixtures, supplies and other tangible personal property of every kind and description used, or held for use, in connection with the operation of the Business and owned by any Seller, wherever located, including but not limited to, communications equipment, the IT Assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.

(x) “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any Seller.

(y) “Field Associate” means any health care professional working for the one of the Sellers on a temporary staffing assignment at a healthcare facility, whether such Field Associate is an Employee or an independent contractor.

(z) “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers’ Chapter 11 Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(aa) “First Lien Agent” means General Electric Capital Corporation in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement.

(bb) “First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 12, 2009, among MSN, as Borrower, Medical Staffing Holdings, LLC and Medical Staffing Network Holdings, Inc. as certain of the guarantors, the First Lien Lenders, the First Lien Agent, GE Capital Markets, Inc., as sole lead arranger and sole bookrunner, and Firstlight Financial Corporation as documentation agent.

(cc) “First Lien Indebtedness” means all obligations, claims, rights, actions, causes of action, suits, liabilities, damages, debts, costs, expenses and demands whatsoever, in law or in equity, arising under, or otherwise relating to, the First Lien Credit Agreement.

(dd) “First Lien Lenders” means the lenders from time to time party to the First Lien Credit Agreement.

(ee) “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.

(ff) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(gg) “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(hh) “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(ii) “Identified Persons” for purposes of any particular representation that is qualified by Knowledge means Sellers’ Employees having primary responsibility for the matters that are the subject of such representation

(jj) “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property (other than for services and goods acquired in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(kk) “Integris Assignment and Assumption Agreement” means an assignment and assumption agreement with respect to the Transferred Equity Interests, substantially in the form attached hereto as Exhibit E.

(ll) “Integris JV Agreement” means that certain Operating Agreement, entered into and effective as of May 7, 1998, by and among HealthStaf of Oklahoma, L.L.C., predecessor to Intelistaf of Oklahoma, LLC, Healthstaf Medical Services, Inc. and Integris Prohealth, Inc., as amended from time to time.

(mm) “Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including without limitation any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form); and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(nn) “Intercompany Obligations” means any intercompany obligation or Indebtedness between any Seller, on the one hand, and another Seller, on the other hand, whether or not evidenced by promissory notes, written contracts and/or recorded in the books and records of such Seller(s).

(oo) “IT Assets” means all of Sellers’ computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation that are used, or held for use, in connection with the operation of the Business.

(pp) “Knowledge of Sellers” (or “Sellers’ Knowledge”) means  the actual knowledge of those persons listed on Schedule 1.1(pp) after reasonable inquiry of the Identified Persons.

(qq) “Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or court of competent jurisdiction, or other legal requirement or rule of law.

(rr) “Leased Real Property” means all of the real property leased, subleased, licensed, used or occupied by any Seller, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

(ss) “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.

(tt) “Licensed Intellectual Property” means any Intellectual Property that is licensed to any Seller, and used, or held for use, in connection with the operation of the Business.

(uu) “Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or state of facts which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition, prospects or results of operations of the Business or the Sellers, taken as a whole, or which would materially impair the Sellers’ ability to perform their obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that changes in the business, properties, operations, financial condition, prospects or results of operations of the Sellers arising by reason of any of the following shall not constitute a material adverse change: (i) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing; (ii) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (iii) factors generally affecting the industries or markets in which the Sellers operate; (iv) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Sellers conduct their business; and (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement.

(vv) “Non-Assumed Contracts” means any Contracts to which any Seller is a party but that are not Assigned Contracts, including, without limitation, the Contracts set forth on Schedule 1.1(vv).

(ww) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice.

(xx) “Owned Intellectual Property” means all Intellectual Property owned by any Seller, and used, or held for use, in connection with the operation of the Business.

(yy) “Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), provider numbers, accreditations, franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body and/or any self-regulatory or accreditation body or organization to any Seller and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

(zz) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, in the aggregate, adversely affect the operation of the Business and, in the case of the Assumed Leased Real Property, which do not, in the aggregate, adversely affect the use or occupancy of such Assumed Leased Real Property as it relates to the operation of the Business, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business and (v) such other Encumbrances or title exceptions as the Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Business.

(aaa) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(bbb) “Petition Date” means the date on which the Sellers commenced the Chapter 11 Case.

(ccc) “Qualified Bid” has the meaning assigned to that term in the Bidding Procedures Order as approved by the Bankruptcy Court.

(ddd) “Regulatory Approvals” means any consents, waivers, approvals, orders Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

(eee) “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

(fff) “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(ggg) “Sale Motion” means the motion or motions of Sellers, in form and substance reasonably acceptable to Sellers and Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(hhh) “Sale Order” means an order substantially in the form attached hereto as Exhibit C or otherwise in form and substance satisfactory to Sellers and the Purchaser.

(iii) “Second Lien Agent” means NexBank, SSB, in its capacity as administrative agent and collateral agent under the Second Lien Credit Agreement.

(jjj) “Second Lien Credit Agreement” means that certain Amended and Restated Second Lien Credit Agreement, dated as of March 12, 2009, among Medical Staffing Network Inc. as borrower, Medical Staffing Holdings, LLC and Medical Staffing Network Holdings, Inc. as certain of the guarantors, the Second Lien Lenders and the Second Lien Agent.

(kkk) “Second Lien Lenders” means the lenders from time to time party to the Second Lien Credit Agreement.

(lll) “Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.

(mmm) “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other written employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, equity compensation arrangements or policies) and (ii) all written employment, termination, bonus, severance, change in control or other similar contracts or agreements, in each case to which any Seller is a party, with respect to which any Seller has any Liability or obligation or which are maintained by any Seller and to which any Seller contributes or is obligated to contribute with respect to current or former directors, officers, consultants and Employees.

(nnn) “Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to Sellers, and used, or held for use, in connection with the operation of the Business.

(ooo) “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.

(ppp) “Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

(qqq) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(rrr) “Transferred Equity Interests” means all of the equity interests in InteliStaf of Oklahoma, LLC held by InteliStaf Healthcare, Inc.

(sss) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101 et seq.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
2009 Audited Financial Statements	5.24
Accounts Receivable List	5.23
Acquired Customers	2.1(a)
Actions	5.6
Additional Excluded Insurance Policies	2.2(d)
Agreement	Preamble
Allocation	11.1(b)
Antitrust Laws	9.12(a)
Assigned Contracts	2.1(s)
Assumed Customer Contracts	2.1(a)
Assumed Independent Contractor Contracts	2.1(k)
Assumed Intellectual Property	2.1(s)
Assumed Intellectual Property Licenses	2.1(s)
Assumed Leased Real Property	2.1(j)
Assumed Liabilities	2.3
Assumed Personal Property Leases	2.1(h)
Assumed Plans	2.1(v)
Assumed Real Property Leases	2.1(j)
Assumed Vendor Contracts	2.1(e)
Back-up Bidder	8.1(e)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Exceptions	5.3
Chapter 11 Case	Recitals
Closing	4.1
Closing Date	4.1
COBRA Continuation Coverage	7.3
Competing Bid	8.1(c)
Credit Bid Amount	3.1(a)
Credit Bid and Release	3.1(b)
DOJ	9.12(a)
Employee Plans	5.17(a)

Term	Section
Exchange Act	5.28
Excluded Assets	2.2
Excluded Documents	2.1(x)
Excluded Liabilities	2.4
Excluded Plans	2.2(h)
Execution Date	Preamble
Exempt Trust	5.17(c)
Expense Reimbursement	8.1(b)
Financial Statements	5.24
First Lien Indebtedness	3.1(b)
FTC	9.12(a)
Holdings	Preamble
Insurance Policies	5.20
Integris JV Consent	4.2(g)
Material Contracts	5.8(a)
Material Permits	5.9(a)
Most Recent Balance Sheet	5.24
MSH	Preamble
MSN	Preamble
MSN Bylaws	5.1
MSN Certificate	5.1
MSNH	Preamble
MSNH SEC Documents	5.28
Named Insured	4.2(h)
Outside Back-up Date	8.1(e)
Outside Date	4.4(b)
Prevailing Bidder	8.1(e)
Purchase Price	3.1(a)
Purchased Assets	2.1
Purchased Names	2.1(i)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article VI
Purchaser’s Documents	6.2
Purchaser Termination Fee	4.6(b)
Qualified Plan	5.17(c)
Registered IP	5.7(a)
Representatives	9.2(a)
Rights of Indemnity	5.27
Securities Act	5.28
Seller	Preamble
Seller Reserves	5.23
Seller Disclosure Schedule	Article V
Sellers’ Documents	5.3
Significant Customers	5.22

Term	Section
Significant Vendors/Suppliers	5.22
Subsidiary Organizational Documents	5.1
Third Party Insurance Policies	5.20(b)
Transferred Employee	7.1
WARN Act	7.4

ARTICLE II.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Purchaser shall purchase and acquire and accept from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to the Purchaser, at the Closing, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and other than Permitted Encumbrances). “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of any Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of any Seller, other than the Excluded Assets, including, without limitation, each Seller’s right, title and interest in, to and under each of the following assets:

(a) (i) all Contracts with customers of Sellers (the “Acquired Customers”) (it being the current intention of the Purchaser to accept assignments of substantially all of the contracts between Sellers and their customers), and all rights pursuant thereto, entered into by any Seller including, without limitation, the Material Contracts set forth on part (i) to Section 5.8(a) of the Seller Disclosure Schedule and any other such Contract added to the list of Assumed Customer Contracts in accordance with Section 2.6, (ii) any other such Contract with customers of Sellers entered into in the Ordinary Course of Business between the Execution Date and the Closing Date that, if entered into by Sellers on or prior to the Execution Date, would not be a Material Contract, and (iii) any other contract with customers of Sellers entered into between the Execution Date and the Closing Date that, if entered into by Sellers on or prior to the Execution Date, would be a Material Contract provided that the execution thereof has been approved by the Purchaser in writing pursuant to Section 9.1 (collectively, the “Assumed Customer Contracts”);

(b) all Accounts Receivable;

(c) all Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts and including any cash collateral that is collateralizing any letters of credit issued pursuant to the DIP Loan Documents or any other letter of credit, including, without limitation, any letter of credit issued prior to the Petition Date, or obligation with respect thereto, assumed by the Purchaser, but excluding any cash tendered as part of the Purchase Price;

(d) all Documents used in or relating to the Business or in respect of the assets purchased by Purchaser under this Section 2.1 or Assumed Liabilities, including but not limited to, the Acquired Customers, services, marketing, advertising and promotional activities, trade shows and all files, supplier lists, vendor lists, records, literature and correspondence with sufficient detail as reasonably available;

(e) (i) all Contracts with suppliers and vendors, including, without limitation, Contracts with subcontractors for staffing services and affiliate providers, and all rights pursuant thereto, entered into by any Seller including, without limitation, the Material Contracts set forth on parts (v) and (viii) to Section 5.8(a) of the Seller Disclosure Schedule and any other such Contract added to the list of Assumed Vendor Contracts in accordance with Section 2.6 to the extent such Contracts may be assumed and assigned under Section 365 of the Bankruptcy Code, (ii) any other such Contract with suppliers or vendors of Sellers entered into in the Ordinary Course of Business between the Execution Date and the Closing Date that, if entered into by Sellers on or prior to the Execution Date, would not be a Material Contract and (iii) any other contract with suppliers or vendors of Sellers entered into between the Execution Date and the Closing Date that, if entered into by Sellers on or prior to the Execution Date, would be a Material Contract provided that the execution thereof has been approved by the Purchaser in writing pursuant to Section 9.1 (collectively, the “Assumed Vendor Contracts”);

(f) all deposits and prepaid expenses of Sellers, including but not limited to (i) security deposits with third party suppliers, vendors or service providers, ad valorem taxes and lease and rental payments (other than deposits held and prepaid expenses relating to any Excluded Assets), (ii) rebates, (iii) tenant reimbursements, (iv) pre-payments and (v) those deposits and pre-paid expenses set forth on Schedule 2.1(f);

(g) all Equipment including, without limitation, the Equipment leased pursuant to the Personal Property Leases set forth in Section 5.12(a) of the Seller Disclosure Schedule;

(h) all leases and subleases for personal property to which any Seller is a party and used or held for use in the operation of the Business and all of the rights of any and all Sellers to such personal property, including without limitation, those items leased pursuant to the Personal Property Leases set forth in Section 5.12(a) of the Seller Disclosure Schedule (the “Assumed Personal Property Leases”);

(i) the names Medical Staffing Network, Inc., the names of all of the other Sellers and, in all cases, any derivations thereof (the “Purchased Names”);

(j) all leases and subleases for the Leased Real Property set forth in Section 5.13(b) of the Seller Disclosure Schedule and all of Sellers’ right, title and interest in and thereto and any other such leases and subleases added to the list of Assumed Real Property Leases in accordance with Section 2.6 (such leases and subleases, the “Assumed Real Property Leases” and the underlying Leased Real Property, the “Assumed Leased Real Property”);

(k) all Contracts between the Sellers and any independent contractors (including Field Associates) who are not employees of Sellers but who have been retained to and who render services (i) on behalf of Sellers or (ii) on behalf of third parties where Sellers act as intermediaries or brokers, including, in each case, Contracts with independent service providers (collectively, the “Assumed Independent Contractor Contracts”);

(l) all Permits and all pending applications therefor, including, without limitation, the Material Permits;

(m) all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees and agents or with third parties, including without limitation, the Acquired Customers;

(n) all rights, claims, credits, causes of action or rights of set off against third parties relating to the assets purchased by Purchaser under this Section 2.1 (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(o) any counterclaims, setoffs or defenses that any Seller may have with respect to any Assumed Liabilities;

(p) subject to Section 2.2(d), to the extent assignable or transferable in accordance with applicable Law or the Sale Order, all rights and benefits under Insurance Policies that relate to or arise from the Business, Purchaser, Purchased Assets or Assumed Liabilities including, without limitation, (A) all proceeds from Insurance Policies except to the extent that such proceeds relate to claims that are Excluded Assets or Excluded Liabilities and (B) all claims, demands, proceedings and causes of action asserted by any Seller under Insurance Policies that relate to or arise from the Business, Purchaser, Purchased Assets or Assumed Liabilities and (C) any letters of credit related thereto;

(q) all Tax Returns or Tax Records of Sellers;

(r) any claim, right or interest of any Seller in or to any refund, rebate, abatement or other recovery for Taxes with respect to the Business or the assets purchased by Purchaser under this Section 2.1, together with any interest due thereon or penalty rebate arising therefrom, for any Tax Period (or portion thereof) ending on or before the Closing Date;

(s)(i) all of the Sellers’ right, title and interest in and to the Seller Intellectual Property (collectively, the “Assumed Intellectual Property”) and (ii) all Contracts pursuant to which any Seller is granted a license to, or any rights under, any Intellectual Property of any third Person and all Contracts pursuant to which any Seller grants to a third Person a license to, or any rights under, any Seller Intellectual Property (the “Assumed Intellectual Property Licenses” and, together with the Assumed Customer Contracts, the Assumed Vendor Contracts, the Assumed Personal Property Leases, the Assumed Real Property Leases and the Assumed Independent Contractor Contracts, the “Assigned Contracts”);

(t) all Rights of Indemnity pursuant to the Assigned Contracts;

(u) all goodwill and other intangible assets associated with the Business or the assets purchased by Purchaser under this Section 2.1;

(v) the Seller Plans listed on Schedule 2.1(v) (the “Assumed Plans”), and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Assumed Plans (to the extent transferable in accordance with the existing terms and conditions of the applicable Seller Plan) and any applicable insurance policies related thereto;

(w) all personnel files for Transferred Employees, except to the extent that any transfer or assignment is prohibited by applicable Law;

(x) all Documents (whether copies or originals), other than those Documents that relate to the formation, qualifications to conduct business as a foreign corporation or other legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws and other documents relating to the organization and existence of any Seller as a corporation or other legal entity, as applicable, together with analogous documentation (the “Excluded Documents”); and

(y) all loans and other indebtedness payable to any Seller.

Notwithstanding the foregoing, and for the avoidance of doubt, the Purchased Assets do not include the Excluded Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be deemed to sell, transfer, assign or convey, and each Seller shall retain all of such Seller’s right, title and interest to, in and under, the following assets, properties, interests and rights of each Seller (collectively, the “Excluded Assets”):

(a) all Non-Assumed Contracts;

(b) all Documents (whether copies or originals): (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities, (ii) that a Seller is required by Law to retain and is prohibited by Law from providing a copy of to the Purchaser, (iii) that were prepared primarily in connection with the transactions contemplated by this Agreement, including bids received from third Persons, and (iv) that constitute Excluded Documents.

(c) all shares of capital stock or other equity interests of any Seller or any Affiliate of any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests, other than the Transferred Equity Interests;

(d) any of Sellers’ director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon) and any of Sellers’ rights, claims, demands, proceedings, credits, causes of action or rights of set off thereunder;

(e) any preference or avoidance claims or causes of action under the Bankruptcy Code or applicable state Law with respect to the Excluded Assets, including, without limitation, all rights and claims of Sellers arising under Chapter 5 of the Bankruptcy Code with respect to (A) the assets excluded from the transaction contemplated hereby pursuant to this Section 2.2 or (B) the assets purchased by Purchaser under Section 2.1;

(f) all claims that Sellers may have against any Person solely with respect to any other assets excluded from the transaction contemplated hereby pursuant to this Section 2.2;

(g) each Seller’s rights, interests and benefits under this Agreement;

(h) each Seller Plan that is not an Assumed Plan (the “Excluded Plans”); and

(i) the contracts, properties and assets set forth on Schedule 2.2(i).

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Purchaser shall assume at the Closing only the following Liabilities of the Sellers (collectively, but in all cases excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a) any and all Liabilities of the Sellers under each Assigned Contract, including any Cure Costs relating to such Assigned Contract;

(b) the obligation to pay the amounts owed (and no other Liabilities) for goods or services received by Sellers in the Ordinary Course of Business in respect of any trade and vendor accounts payable (other than under any Assumed Vendor Contracts) arising on or after the Petition Date;

(c) any and all Liabilities arising under or otherwise in respect of any Assumed Plan (to the extent transferable in accordance with the existing terms and conditions of the applicable Seller Plan), but, for the avoidance of doubt, excluding all Excluded Plans;

(d) all Liabilities arising under the DIP Loan Agreement and the DIP Loan Documents;

(e) $6,425,000.00 in L/C Obligations (as defined in the First Lien Credit Agreement);

(f) all Liabilities arising out of the conduct of the Business or ownership of the Purchased Assets or assumption of the Assumed Liabilities on or after the Closing Date;

(g) all Liabilities arising under or with respect to the Transferred Equity Interests or relating to the Integris JV (including any Intercompany Obligations relating thereto); and

(h) any additional Liabilities set forth on Schedule 2.3(h).

2.4 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume, or become liable for the payment or performance of, any Liabilities of any Seller of any nature whatsoever, whether accrued or unaccrued, including, without limitation, the following Liabilities (collectively, the “Excluded Liabilities”) which shall remain Liabilities of Sellers:

(a) all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing Date, out of, or in connection with, any of the Excluded Assets;

(b) all Liabilities of the Sellers in respect of Non-Assumed Contracts;

(c) except to the extent that Liabilities are assumed pursuant to Section 2.3(a) or Section 2.3(g) (which shall be Assumed Liabilities), litigation and related claims and Liabilities arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised;

(d) any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to any Seller’s operation of their respective businesses or their leasing, ownership or operation of real property on or prior to the Closing Date no matter when raised;

(e) except to the extent that Liabilities are assumed pursuant to Section 2.3(d), Section 2.3(e) and Section 2.3(g) (which shall all be Assumed Liabilities), all Liabilities of each Seller in respect of Indebtedness, whether or not relating to the Business, including all Liabilities arising under the First Lien Loan Documents and the Second Lien Loan Documents;

(f) except to the extent that Liabilities are assumed pursuant to Section 2.3(a), Section 2.3(c) and Section 2.3(g) (which shall all be Assumed Liabilities), any claims, demands, proceedings or causes of action subject to or covered by the Additional Excluded Insurance Policies;

(g) any and all Liabilities under the Excluded Plans and any Seller Plan not set forth in Section 5.17 of the Seller Disclosure Schedule;

(h) any and all Liabilities of any Seller for Taxes;

(i) any payments due to any equityholders of Sellers in respect of management or other fees other than compensation owed to equityholders who are Employees of any Seller in the Ordinary Course of Business;

(j) all Liabilities set forth on Section 2.4(j) of the Seller Disclosure Schedule;

(k) any Liabilities of any Seller in, under or pursuant to Intercompany Obligations, except as provided in Section 2.3(g);

(l) any and all Liabilities of any Seller under any collective bargaining agreement or any agreement with any labor union; and

(m) any Liabilities arising from the operation of any successor liability Laws, including, without limitation, “bulk sales” statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject the Purchaser or the Purchased Assets to the claims of any creditors of any of the Sellers other than with respect to the Assumed Liabilities, or would subject any of the Purchased Assets to any Liens or other restrictions, other than Liens arising in connection with the Assumed Liabilities.

For the avoidance of doubt, except as expressly noted above, none of the Excluded Liabilities shall be included as Assumed Liabilities.

2.5 Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, InteliStaf Healthcare, Inc. shall, sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from InteliStaf Healthcare, Inc., all of InteliStaf Healthcare, Inc.’s right, title and interest in and to the Transferred Equity Interests, free and clear of all Encumbrances, except Permitted Encumbrances. At or prior to the Closing, InteliStaf Healthcare, Inc. will execute and deliver to Purchaser all documents and instruments required to transfer and vest good and valid title in and to the Transferred Equity Interests to Purchaser in accordance with the terms of this Agreement, including, but not limited to, the Integris Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E, and the Integris JV Consent.

2.6 Cure Costs; Schedule Updates.

(a) Purchaser and Sellers agree that it is their intention to reach final agreement on the schedules to this Agreement (other than the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, which have been finalized as of the date of this Agreement) by the third business day prior to the hearing on the Bidding Procedures Order.

(b) Notwithstanding anything in this Agreement to the contrary, the Purchaser may revise any schedule (other than the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) setting forth the Purchased Assets and the Excluded Assets to (i) include in the definition of Purchased Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract, Medicaid provider number, Medicare provider number or Seller Plan of any Seller not previously included in the Purchased Assets, at any time on or prior to the tenth (10th) day prior to the Sale Hearing and require Sellers to give notice to the parties to any such Contract and (ii) to exclude from the definition of Purchased Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Assigned Contract, Medicaid provider number, Medicare provider number, Assumed Plan or other asset of any Seller previously included in the Purchased Assets and not otherwise included in the definition of Excluded Assets, at any time on or prior to the fifth (5th) day prior to the Sale Hearing; provided that no such change of a schedule, the definition of the Purchased Assets or the definition of the Excluded Assets shall reduce the amount of the Purchase Price below the amount of the Credit Bid. If any Contract, Medicaid provider number, Medicare provider number or Seller Plan is added to (or excluded from) the Purchased Assets as permitted by this Section 2.6, Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, payment or adequate assurance of payment of all Cure Costs (which shall be funded by the DIP Loan under the DIP Loan Agreement and the DIP Loan Documents prior to the Closing Date) and prompt delivery of notice to the non-debtor counterparty, to cause such Contracts to be assumed by Sellers, and assigned to Purchaser, on the Closing Date (or excluded under the Sale Order and this Agreement). If any Contract, Medicaid provider number, Medicare provider number or Seller Plan is excluded from the Purchased Assets as permitted by this Section 2.6, all Liabilities to third parties arising under such Contract, Medicaid provider number, Medicare provider number or Seller Plan shall be Excluded Liabilities. Without limiting any of Purchaser’s rights pursuant to this Section 2.6, in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assigned Contracts to the Purchaser as Purchased Assets, Purchaser may, in its sole discretion and at any time prior to the Closing Date, exclude any or all of the Assigned Contracts from the Purchased Assets but may not reduce the amount of the Purchase Price.

2.7 Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and Purchaser shall, and the Sellers and Purchaser shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, at the sole expense of the Purchaser, as may be necessary or appropriate to assign and convey fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Sellers’ Documents and to ensure the assumption of the Liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Sellers’ Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.8 “As Is, Where Is” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V OF THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V HEREOF, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE III.

CONSIDERATION

3.1 Consideration.

(a) The purchase price payable to Sellers for the Purchased Assets and the Transferred Equity Interests at the Closing (the “Purchase Price”) shall be:

(i) the Credit Bid of $84,122,982.40, representing a portion of the First Lien Lenders’ allowed claim under the First Lien Credit Agreement (the “Credit Bid Amount”); plus

(ii) the amount of the Assumed Liabilities as described and provided under Section 2.3.

(b) The Purchase Price shall be satisfied at the Closing as to:

(i) the Credit Bid, by causing each of General Electric Capital Corporation, as administrative and collateral agent under the First Lien Loan Agreement, and each of the First Lien Lenders to (A) acknowledge satisfaction of their Indebtedness by the Credit Bid Amount and (B) to release all security interests and liens securing the First Lien Indebtedness in the Credit Bid Amount (collectively, (i)(A) and (i)(B) above, the “Credit Bid and Release”); and

(ii) the amount of the Assumed Liabilities described in Section 2.3, by assuming such Assumed Liabilities through a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit B.

ARTICLE IV.

CLOSING AND TERMINATION

4.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof or the waiver thereof by the party entitled to the benefit of the applicable condition, the closing of the purchase and sale of the Purchased Assets and the Transferred Equity Interests, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois (or at such other place as the parties may designate in writing) on the date that is no later than the tenth (10th) day following the entry of the Sale Order; provided, that, and subject to Section 4.4, to the extent the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 are not so satisfied (other than conditions that by their nature are to be satisfied at the Closing) or so waived on or prior to such date, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly (but no later than two (2) business days) following, such date as all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of each of Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

4.2 Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to the Purchaser:

(a) a duly executed bill of sale with respect to the Purchased Assets, substantially in the form attached hereto as Exhibit A;

(b) a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit B;

(c) a true and correct copy of the Sale Order, substantially in the form attached hereto as Exhibit C;

(d) a duly executed non foreign person affidavit of each Seller that is not a disregarded entity for federal tax purposes dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e) the officer’s certificates required to be delivered pursuant to Sections 10.3(b) and 10.3(c);

(f) a list of the Accounts Receivable as of the last day of the fiscal month immediately preceding the month in which the Closing occurs;

(g) a duly executed bankruptcy dissolution waiver and consent, in form reasonably satisfactory to Purchaser, whereby InteliStaf of Oklahoma, LLC (i) waives all of its rights under Article X of the Integris JV Agreement, including its rights of redemption, with respect to the redemption of any Seller’s membership interests in InteliStaf of Oklahoma, LLC with respect to the transactions contemplated hereby, (ii) includes evidence satisfactory to Purchaser that such Seller holds 68% of the membership interests in InteliStaf of Oklahoma, LLC and is a member of InteliStaf of Oklahoma, LLC with all the rights and entitlements of a member thereof and (iii) consents to the transfer of such Seller’s membership interests in InteliStaf of Oklahoma, LLC to Purchaser (the “Integris JV Consent”);

(h) written assurances in the form of policy endorsements or other forms satisfactory to Purchaser that, subject to Section 2.2(d), Purchaser is named as a policyholder (“Named Insured”) under Sellers’ insurance policies;

(i) a duly executed assignment and assumption agreement with respect to the Transferred Equity Interests, substantially in the form attached hereto as Exhibit E; and

(j) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.

4.3 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to Sellers (or to other Persons, at the direction of Sellers):

(a) the Purchase Price, in the form of (i) the Credit Bid and Release, in form satisfactory to Sellers (including documentation reasonably acceptable to Sellers evidencing reduction of First Lien Indebtedness in the full amount of such Credit Bid and Release), and (ii) a release of Sellers’ obligations under the DIP Loan Agreement, in form and substance reasonably satisfactory to Sellers;

(b) a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit B;

(c) the officer’s certificates required to be delivered pursuant to Sections 10.2(a) and 10.2(b); and

(d) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

4.4 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Sellers and the Purchaser;

(b) by either the Purchaser or Sellers, if the Closing shall not have been consummated prior to October 31, 2010 (the “Outside Date”); provided, however, that in the event that the only condition set forth in Section 10.1, Section 10.2 and Section 10.3 that has not been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived on or prior to the Outside Date is Section 10.3(f), then the Purchaser, in its sole discretion, shall have the right to extend the Outside Date by up to one-hundred twenty days (120) days; provided, further, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then Purchaser (if it is so in breach) or any Seller (if any Seller is in breach), respectively, may not terminate this Agreement pursuant to this Section 4.4(b);

(c) by either the Purchaser or Sellers, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any such adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(d) by the Purchaser, if any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of Sellers is appointed in the Chapter 11 Case;

(e) by the Purchaser, if the Sale Order shall not have been entered by the Bankruptcy Court by the close of business on the day that is three business days following the fifty-fifth (55th) day after the Petition Date; provided, however, that the right to terminate this Agreement under this Section 4.4(e) shall not be available to the Purchaser if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet this requirement on or before such date;

(f) by either the Purchaser or Sellers, if, following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and Sellers; provided, however, that the right to terminate this Agreement under this Section 4.4(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet this requirement;

(g) by the Purchaser or Sellers, if the Bidding Procedures Order shall not have been entered by the Bankruptcy Court by the close of business on the day that is three business days following the date that is twenty-five (25) days after the Petition Date; provided, however, that the right to terminate this Agreement under this Section 4.4(g) shall not be available to the Purchaser if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Bidding Procedures Order to meet this requirement on or before such date;

(h) by either the Purchaser or Sellers, if, following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and Sellers; provided, however, that the right to terminate this Agreement under this Section 4.4(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Bidding Procedures Order to meet this requirement;

(i) automatically upon consummation of an Alternative Transaction;

(j) by Sellers, if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 10.2(a) and Section 10.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Purchaser within twenty (20) days through the exercise of its reasonable best efforts, then for so long as the Purchaser continues to exercise such reasonable best efforts Sellers may not terminate this Agreement under this Section 4.4(j) unless such breach is not cured within twenty (20) days from written notice to the Purchaser of such breach; provided, further, that Sellers are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(k) by Purchaser, if Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 10.3(b) and Section 10.3(c) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Sellers within twenty (20) days through the exercise of their respective reasonable best efforts, then for so long as Sellers continue to exercise such reasonable best efforts the Purchaser may not terminate this Agreement under this Section 4.4(k) unless such breach is not cured within twenty (20) days from written notice to Sellers of such breach; provided, further, that the Purchaser is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(l) by Sellers, if all of the conditions set forth in Sections 10.1 and 10.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price or the other deliverables required by Section 4.3; or

(m) by Purchaser, if any secured creditor of any Seller obtains relief from the stay to foreclose on any of the Purchased Assets.

4.5 Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or Sellers, or both, pursuant to Section 4.4, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, (b) except as contemplated by Section 4.6 and Section 8.1 with respect to the obligations of Purchaser to serve as a Back-up Bidder hereunder, this Agreement shall thereupon terminate and become void and of no further force and effect and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination.

(a) In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to the Purchaser or Sellers; provided, however, that Section 4.4, Section 4.5, this Section 4.6, Article XII, the Bidding Procedures Order (if entered) and the Purchaser’s obligation to serve as a Back-up Bidder hereunder shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.

(b) Notwithstanding anything to the contrary contained herein, in the event that this Agreement is terminated by Sellers pursuant to Section 4.4(j), Section 4.4(l) or pursuant to any other provision of Section 4.4 due to the Purchaser’s material breach of any of its obligations under this Agreement, the claim of each First Lien Lender against the Sellers arising under the First Lien Credit Agreement shall, without any further action on the part of the Sellers, the Purchaser or any of the First Lien Lenders, be reduced in an amount equal to the product of (i) $2,656,524.97 multiplied by (ii) the quotient of (A) the amount of such First Lien Lender’s claim against the Sellers arising under the First Credit Agreement divided by (B) the aggregate amount of all of the First Lien Lender’s claims against the Sellers arising under the First Lien Credit Agreement (the aggregate amount of all such reductions, the “Purchaser Termination Fee”); provided, however, in no event shall the Purchaser Termination Fee exceed $2,656,524.97 in the aggregate. The right of the Sellers to receive the Purchaser Termination Fee shall be the sole and exclusive remedy of Sellers against the Purchaser, DIP Agent, DIP Lenders, First Lien Agent and First Lien Lenders and any of their respective Affiliates or subsidiaries for any loss or damage suffered as a result of the breach by Purchaser of this Agreement or the termination of this Agreement by Sellers and in no event will any Seller (or Person acting on behalf of Seller) seek to recover (or be entitled to obtain) any other money damages or any equitable relief or equitable remedies of any kind whatsoever or any other remedy from the Purchaser, DIP Agent, DIP Lenders, First Lien Agent or First Lien Lenders or any of their respective Affiliates or subsidiaries with respect thereto, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and Sellers (on their own behalf and on behalf of their estates) hereby waive all such claims except in the case of fraud by the Purchaser, DIP Agent, DIP Lenders, First Lien Agent or First Lien Lenders or any of their respective Affiliates or subsidiaries. Each of the First Lien Lenders hereby agrees to take any further action that may be reasonably required to give effect to the provisions of this Section 4.6(b).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers hereby, jointly and severally, make the representations and warranties in this Article V to the Purchaser as of the Execution Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by Sections in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”). Each such Section of the Seller Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article V. The information disclosed in any numbered part of the Seller Disclosure Schedule shall be deemed to be disclosed with respect to every other representation and warranty in this Article V if such disclosure is reasonably apparent on its face.

5.1 Corporate Organization and Qualification. MSN is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. MSN is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the conduct of its Business require such qualification, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the other Sellers is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization listed on Section 5.1 of the Seller Disclosure Schedule. Each of the other Sellers is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated or the conduct of its respective Business require such qualification, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to operate the Business in the Ordinary Course of Business. Each Seller has all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted, subject to the provisions of the Bankruptcy Code. MSN has previously made available to the Purchaser complete and correct copies of MSN’s Certificate of Incorporation, as amended and in effect on the Execution Date (the “MSN Certificate”), and MSN’s Bylaws, as amended and in effect on the Execution Date (the “MSN Bylaws”) and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of the other Sellers and in effect on the Execution Date (the “Subsidiary Organizational Documents”).

5.2 MSN, MSNH and Subsidiaries.

(a) Section 5.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each Seller. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, all outstanding shares of capital stock of or other equity ownership interests in each Seller (other than MSNH) are owned, directly or indirectly, by MSNH, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 5.2(b) of the Seller Disclosure Schedule sets forth each corporation, association or other entity in which each Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

5.3 Authority Relative to This Agreement. Except for such authorization as is required by the Bankruptcy Court and receipt of any Regulatory Approvals, each Seller has all requisite power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement that are set forth in Section 5.3 of the Seller Disclosure Schedule attached hereto (the “Sellers’ Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers’ Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Sellers; provided, however, that the Purchaser acknowledges that MSNH will not be seeking or obtaining the approval of this transaction by its shareholders as required by applicable Delaware law. This Agreement has been, and at or prior to the Closing, each of the Sellers’ Documents will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, and the entry of the Sale Order) this Agreement constitutes, and each of the Sellers’ Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its respective terms, subject to: (i) entry of the Sale Order by the Bankruptcy Court, and (ii) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exceptions”).

5.4 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 5.4(a) of the Seller Disclosure Schedule or as permitted by the Sale Order, none of the execution and delivery by Sellers of this Agreement or any Sellers’ Document, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will (A) result in the loss or material impairment of the rights of Sellers in any Seller Intellectual Property or (B) conflict with, or result in any violation of or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the MSN Certificate, the MSN Bylaws or the Subsidiary Organizational Documents; (ii) subject to and assuming entry of the Sale Order, any Contract or Permit to which any Seller is a party or by which any of the properties or assets of Sellers is bound, including any Assigned Contract; (iii) subject to and assuming entry of the Sale Order, any order of any Governmental Body applicable to any Seller or any of the properties or assets of Sellers, including the Purchased Assets, or the Business; or (iv) subject to and assuming entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to operate the Business in the Ordinary Course of Business.

(b) Except (i) as set forth in Section 5.4(b) of the Seller Disclosure Schedule and (ii) no order, Permit or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of Sellers in connection with the execution and delivery of this Agreement or Sellers’ Documents, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order, and (ii) such other orders, Permits, declarations, filings and notifications, the failure of which to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect on the Sellers’ ability to operate the Business in the Ordinary Course of Business.

5.5 Absence of Certain Developments. Except for actions taken in connection with the Chapter 11 Case, as contemplated or expressly required or permitted by this Agreement, or as set forth in Section 5.5 of the Seller Disclosure Schedule, since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, and none of Sellers has:

(a) acquired any material assets;

(b) sold, leased, transferred or assigned any material assets, tangible or intangible, other than (i) in the Ordinary Course of Business, or (ii) the disposition of obsolete or immaterial assets not necessary for the conduct of the Business by Sellers;

(c) accelerated, terminated, modified, amended, or cancelled any Material Contract, or waived, released or assigned any material rights or claims thereunder, in each case, in a manner materially adverse to Sellers (and, to the Knowledge of Sellers, no other party to any such Material Contract has accelerated, terminated, modified, amended, or cancelled such Material Contract or waived, released or assigned any rights or claims thereunder);

(d) imposed or created any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets, tangible or intangible, that would be binding on the Purchaser;

(e) incurred or made any capital expenditures in an aggregate amount in excess of $250,000, other than capitalized software costs;

(f) created, incurred, assumed, or guaranteed any Indebtedness that would be binding upon the Purchaser;

(g) transferred, assigned, abandoned or granted any license or sublicense of any rights under or with respect to any material Assumed Intellectual Property, other than pursuant to license agreements entered into in the Ordinary Course of Business;

(h) experienced any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the tangible Purchased Assets and resulting in an aggregate loss in excess of $500,000;

(i) granted any bonus or any increase in any type of compensation or benefits, including severance or termination pay, to any of its current or former directors, Employees or consultants, except for increases in base compensation in the Ordinary Course of Business;

(j) paid any bonus, except for bonuses paid or accrued in the Ordinary Course of Business;

(k) delayed or postponed the payment of undisputed accounts payable or any other undisputed Liabilities of the Business in any material respect (except for payments due under the Second Lien Credit Agreement and as required by the Bankruptcy Code);

(l) adopted, made or agreed to (i) any welfare, pension, retirement, profit-sharing, incentive compensation or similar plan, program, payment or arrangement for any Employee except pursuant to the existing Seller Plans, or (ii) any new employment, change of control or collective bargaining agreement;

(m) made any material addition to or modification of any Seller Plan, other than (i) contribution to such plans made in the Ordinary Course of Business or (ii) the extension of coverage to Employees of the Sellers who became eligible after the Most Recent Balance Sheet Date;

(n) changed any finance or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(o) made or rescinded any Tax election, settled or compromised any material Tax Liability or entered into a closing agreement with respect to Taxes; and

(p) received any written notice of any cancellation or termination of any Assigned Contract that is a Material Contract, including without limitation, such Assigned Contracts with Acquired Customers.

5.6 Litigation. Except as set forth in Section 5.6 of the Seller Disclosure Schedule, there is no material litigation, action, claim, suit, proceeding, investigation, examination, hearing, arbitration, inquiry or subpoena (collectively, “Actions”), pending or, to the Knowledge of Sellers, threatened against Sellers or any property or asset of Sellers or which could give rise to or increase an Assumed Liability. Except as set forth in Section 5.6 of the Seller Disclosure Schedule, no Seller is subject to any judgment, decree, injunction, or order of any court, arbitration panel or other Governmental Body that relates to the Business or the Purchased Assets and for which the Sellers have continuing obligations or Liabilities.

5.7 Intellectual Property.

(a) Section 5.7(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of (i) all of the material patents, registered trademarks, registered copyrights, Internet domain names, and applications for any of the foregoing, in each case that constitute the Owned Intellectual Property (collectively, the “Registered IP”) and (ii) all other material Owned Intellectual Property and a list of all Licensed Intellectual Property (except for Intellectual Property licensed related to off the shelf software and licenses implied in the sale of such software).

(b) Section 5.7(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all material software, licenses, and contracts that are included in, comprise or are related to the Owned Intellectual Property set forth in Section 5.7(a) of the Seller Disclosure Schedule, except for off the shelf software and licenses implied in the sale of such software.

(c) Except as set forth in Section 5.7(c) of the Seller Disclosure Schedule, (i) each of the Sellers owns the Owned Intellectual Property, free from any Encumbrances, other than Permitted Encumbrances, and free from any requirement of any present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever; and (ii) no action is pending, or to the Knowledge of Sellers, threatened challenging the validity, enforceability, registration, ownership or use of any Registered IP.

(d) To Sellers’ Knowledge, (i) neither the Sellers nor any of their respective services is infringing upon, misappropriating, diluting or otherwise violating, the Intellectual Property of any third party and (ii) no Person is infringing upon, misappropriating, diluting or otherwise violating, in a material manner, any Seller Intellectual Property. Except as set forth in Section 5.7(d) of the Seller Disclosure Schedule, there is no pending claim, action or proceeding alleging that the Sellers are infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and to the Knowledge of Sellers no such claims are threatened.

(e) The Sellers own or have the right to use the Seller Intellectual Property as used in the conduct of the Business as currently conducted, free and clear from any Encumbrances (other than Permitted Encumbrances and subject to the terms and conditions of any agreement pursuant to which such Seller Intellectual Property was obtained or licensed).

5.8 Agreements, Contracts and Commitments; Certain Other Agreements.

(a) Section 5.8(a) of the Seller Disclosure Schedule sets forth the following types of material executory Contracts that are unexpired as of the Execution Date relating to the Business to which any Seller is a party or by which it is bound or any of the Purchased Assets are bound (such Contracts set forth below are collectively referred to as the “Material Contracts”):

(i) each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing of any Seller or to which any assets of any Seller are subject;

(ii) each Contract entered into on or after January 1, 2007 pursuant to which any Seller has any remaining liability to pay contingent consideration, including any option to acquire or sell any material properties or material assets of such Seller or any other Seller;

(iii) each limited partnership agreement, or limited liability company operating agreement and other joint venture agreement or other similar Contract pursuant to which any Seller has any equity interest in any other Person;

(iv) each Contract with customers of any Seller for goods or services to be provided by such Seller, which Sellers reasonably anticipate will involve future payment or payments to any Seller in excess of $1,250,000 in any calendar year;

(v) each Contract with suppliers to any Seller for goods or services to be provided to such Seller (other than insurance and real property leases), which Sellers reasonably anticipate will involve future payment or payments by any Seller in excess of $500,000 in any calendar year;

(vi) each other Contract (other than Contracts with employees, customers or suppliers of any Seller) that involves the payment to or from any Seller in excess of $100,000 in any calendar year in each individual case;

(vii) Contracts to which any Significant Customer is a party;

(viii) Contracts to which any Significant Vendor/Supplier is a party;

(ix) employment agreements, severance agreements and collective bargaining agreements with any labor unions;

(x) Contracts to which any officer or director of each of the Sellers or any Affiliate of any such officer or director, is a party;

(xi) leases for any real property or any material Equipment used or held for use in the Business;

(xii) Contracts that: (A) limit or restrict any Seller or any of its Affiliates from engaging in any business or other activity in any jurisdiction; or (B) create or purport to create any exclusive relationship or arrangement;

(xiii) Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Purchased Assets;

(xiv) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xv) Contracts (i) with respect to Seller Intellectual Property licensed or transferred to any third party or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to a Seller (in the case of both (i) and (ii), except for off the shelf software and licenses implied in the sale of such software);

(xvi) each sales agent, dealer, distributor or joint marketing Contract under which the Company has continuing obligations to jointly market any product or service;

(xvii) each Tax sharing, indemnification, allocation or similar Contract; and

(xviii) Contracts with any Governmental Body which is a department or instrumentality of the United States federal government.

(b) Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, no Seller has received any written notice of, or to the Knowledge of Sellers, oral notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any Material Contract.

(c) Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, the Sellers have heretofore delivered or made available to the Purchaser true and complete copies of all Material Contracts that are in writing, including all amendments, modifications, schedules and supplements thereto and all waivers (including descriptions of oral waivers) with respect thereto. Assuming (x) the entry of the Sale Order and (y) due execution by the other party or parties thereto, as of the Closing Date, each Material Contract will be in full force and effect and, subject to the Bankruptcy Exceptions, enforceable in accordance with its terms against each Seller that is a party thereto.

5.9 Regulatory Matters; Permits.

(a) All of the material Permits that are necessary for the operation of the Business as currently conducted and the ownership of the Purchased Assets are held by the Sellers, and to the Knowledge of Sellers, by Employees, as applicable, in full force and effect (collectively, the “Material Permits”). Section 5.9(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Material Permits held by the Sellers as of the Execution Date and identifies the holder thereof.

(b) Each Seller is in compliance with its obligations under each of the Material Permits and the rules and regulations of the Governmental Body issuing such Material Permits, and no condition exists that without notice or lapse of time or both would constitute a default under, or a violation of, any Material Permit except for such failures to be in compliance or defaults that would not have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to operate the Business in the Ordinary Course of Business.

(c) Each Material Permit is valid and in full force and effect and there is no proceeding, notice of violation, order of forfeiture or complaint or investigation against any Seller relating to any of the Material Permits pending or to the Knowledge of Sellers, threatened, before any Governmental Body.

5.10 Brokers and Finders. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, Sellers have not employed, and to the Knowledge of Sellers, no other Person has made any arrangement by or on behalf of Sellers with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.11 Title to Assets and the Transferred Equity Interests.

(a) At Closing, Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) good and marketable title or a valid leasehold interest in and to each of the Purchased Assets free and clear of all Encumbrances except Permitted Encumbrances. At Closing, Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) valid leasehold interests in the Assumed Personal Property Leases and the Assumed Real Property Leases, free and clear of all Encumbrances except Permitted Encumbrances.

(b) All of the Transferred Equity Interests have been duly authorized and validly issued. There are no preemptive rights, options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any Seller to sell the Transferred Equity Interests. InteliStaf Healthcare, Inc. owns directly, and has good title to, the Transferred Equity Interests, and, at the Closing, the Purchaser will acquire good and valid title to the Transferred Equity Interests, free and clear of all Encumbrances, except Permitted Encumbrances, to the extent set forth in the Sale Order. The Transferred Equity Interests are all of the equity interests in InteliStaf of Oklahoma, LLC held by InteliStaf Healthcare, Inc.

(c) The Purchased Assets and the Transferred Equity Interests constitute all of the properties, assets and rights used by Sellers to conduct and operate the Business substantially as currently conducted and operated by Sellers. All of the Purchased Assets are in good order and repair for assets of comparable age and past use and are capable of being used in the Ordinary Course of Business to operate the Business substantially as currently conducted and operated by Sellers, except where the failure to be in such condition would not have, individually or in the aggregate, a Material Adverse Effect on the Sellers’ or the Purchasers’ ability to operate the Business in the Ordinary Course of Business.

5.12 Tangible Personal Property; Equipment. Section 5.12(a) of the Seller Disclosure Schedule sets forth all personal property leases (the “Personal Property Leases”) involving annual payments in excess of $250,000 relating to personal property, including Equipment, used by any Seller in the Business or to which any Seller is a party or by which the personal property, including Equipment, of any Seller is bound. Except as set forth in Section 5.12(b) of the Seller Disclosure Schedule, none of Sellers has received any written notice of, or to the Knowledge of Sellers, oral notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any of the Personal Property Leases.

5.13 Real Property.

(a) No Seller owns any real property.

(b) Section 5.13(b)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all Leased Real Property relating to leased office space and all other Leased Real Property involving annual payments in excess of $250,000, specifying the address or other information sufficient to identify all such Leased Real Property. Each lease for each parcel of Leased Real Property grants Sellers the right to use and occupy the applicable Leased Real Property, in accordance with the terms thereof, subject to Permitted Encumbrances. Except as set forth in Section 5.13(b)(ii) of the Seller Disclosure Schedule, Sellers have not leased or granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of Sellers’ interest in the Leased Real Property, that is not otherwise a Permitted Encumbrance or that will not otherwise be terminated on or prior to the Closing Date.

(c) None of Sellers has received any written notice of, or to the Knowledge of Sellers, oral notice of condemnation or eminent domain proceedings pending or threatened that affect the Leased Real Property. None of Sellers has received any written notice of, or to the Knowledge of Sellers, oral notice of any zoning, ordinance, building, fire or health code or other legal violation affecting any such Leased Real Property, except where any such violations would not have, individually or in the aggregate a material adverse effect on the ability of the Sellers to operate the Business in the Ordinary Course of Business.

5.14 Compliance with Law; Permits. Except with respect to tax matters which are the representations and warranties set forth in Section 5.15, each Seller is in compliance in all material respects with all applicable material Laws. As of the Execution Date, no Seller has received any written notice of any alleged material violation of any material Law applicable to it or them. No Seller is in default in any material respect of any order of any Governmental Body applicable to the Purchased Assets or the transactions contemplated under this Agreement. To Seller’s Knowledge, no investigations, inquiries or reviews by any Governmental Body with respect to the Business have been commenced, nor are any contemplated, that would impose any material Liability on the Purchaser or, from and after the Closing Date, the Purchased Assets or the Business.

5.15 Tax Returns; Taxes. Except as set forth in Section 5.15 of the Seller Disclosure Schedule:

(a) All Tax Returns required to have been filed by Sellers have been duly filed (or are currently not filed based on the availability of applicable extensions to file such returns under applicable tax laws). All Tax Returns filed are true, correct and complete in all material respects.

(b) All Taxes due and payable by Sellers (whether or not shown on any Tax Return) have been paid in full. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet are adequate to cover all Taxes of the Sellers accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date of the Most Recent Balance Sheet. All Taxes of the Sellers attributable to Tax Periods (or portions thereof) commencing after the date of the Most Recent Balance Sheet have arisen in the Ordinary Course of Business.

(c) No claims, assessments or deficiencies for any amount of Taxes of the Sellers are being asserted, proposed or, to the Knowledge of Sellers, threatened, and no audit or investigation of any Tax Return of Sellers has occurred in the last three (3) years or is currently underway, pending or, to the Knowledge of Sellers, threatened.

(d) Since January 1, 2005, no claim has been made against a Seller by any Governmental Body in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation in such jurisdiction.

(e) The Sellers have withheld and paid all Taxes required to have been withheld and paid by them to the appropriate Governmental Body in connection with amounts paid or owing to any Person.

(f) There are no Encumbrances for Taxes with respect to Sellers or their respective assets, nor is there any such Encumbrance that is pending or, to the Knowledge of Sellers, threatened other than Permitted Encumbrances.

(g) None of Sellers has executed or filed with any Governmental Body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. No Seller has made an election, nor is any Seller required, to treat any Purchased Asset as owned by another Person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of state or local Tax law.

(h) None of the Sellers has any liability for Taxes of any other Person as a transferee or successor, by law or by contract.

5.16 Employees.

(a) Sellers have delivered to Purchaser a true and correct list of the Employees (other than Field Associates) as of the Execution Date, specifying their position, annual salary, and date of hire. Sellers are not delinquent in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to Employees. With respect to the Employees, Sellers are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers’ compensation, occupational safety, plant closings and wages and hours. Sellers have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as set forth on Schedule 5.16(a) of the Seller Disclosure Schedule, there are no material pending claims against the Company under any workers’ compensation plan or policy or for long term disability. There are no material controversies pending or, to Sellers’ Knowledge, threatened between Sellers and any of their current or former Employees which have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before a governmental authority. No Employees are in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Sellers because of the nature of the business conducted by Sellers or to the use of trade secrets or proprietary information of others. No Seller has any direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor rather than as an Employee or with respect to any Employee leased from another employer.

(b) Section 5.16(b) of the Seller Disclosure Schedule lists the job title, job site and unit, date of Employment Loss, and type of Employment Loss (e.g., termination, layoff or reduction in work hours) of each Employee (excluding Field Associates) or former Employee (excluding Field Associates) who has experienced an Employment Loss in the ninety (90) days immediately preceding the date of this Agreement (excluding Employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six of the 12 months preceding the date of this Agreement). Except as set forth in Section 5.16(b) of the Seller Disclosure Schedule and based, in part, on Purchasers’ acknowledgement in Section 7.1 of this Agreement that they currently intend to offer employment to substantially all of Sellers’ Employees from and following the Closing, Sellers do not presently intend to take any action that would result in a “mass layoff” or “plant closing” as defined in the WARN Act between the date of this Agreement and the Closing Date. At the Closing, Sellers shall provide an update of Section 5.16(b) of the Seller Disclosure Schedule that discloses all Employees (excluding Field Associates but including former Employees who are not Field Associates) who have experienced an Employment Loss in the ninety (90) days immediately preceding the Closing Date. With respect to any Employment Loss that occurred within the one year preceding the date of this Agreement, Sellers have complied with all of the requirements of the WARN Act.

(c) No Seller is a party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees nor is any Seller subject to any union organization effort, nor is any Seller engaged in any labor negotiation. There are no, and within the prior three years there have not been any (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees. Except as set forth on Section 5.16(c) of the Seller Disclosure Schedule, no Seller has an obligation to make any severance or termination payment to any Employee in excess of any amount payable under common law principles or applicable Law.

5.17 Company Benefit Plans. Except as provided in Section 5.17 of the Seller Disclosure Schedule:

(a) Each Seller Plan is listed in Section 5.17 of the Seller Disclosure Schedule (collectively, the “Employee Plans”). The Sellers have made available to the Purchaser true and complete copies of (i) all Employee Plans and related trust agreements, annuity contracts or other funding instruments, (ii) the latest Internal Revenue Service determination or opinion letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code, as applicable, and the results of discrimination testing for the most recently completed three (3) fiscal years for each such Employee Plan, (iii) Forms 5500 and certified financial statements for the most recently completed three (3) fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan’s enrolled actuary, (iv) the current summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions, (v) all summaries furnished to Employees, officers or directors of the Sellers of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required and (vi) the form notifications to Employees of their rights under Section 4980B of the Code.

(b) None of the Employee Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA), is or has been subject to Sections 4063 or 4064 of ERISA, or is or has been subject to subject to Title IV of ERISA or Code Section 412 or 430. Neither Sellers nor any of their ERISA Affiliates have any Liability under Title IV of ERISA or Code Section 412 or 430. None of the Employee Plans is subject to any Laws outside of the United States.

(c) Each Employee Plan has been established, administered and invested in accordance with its material terms and is in material compliance with all applicable Laws. The Sellers have performed and complied in all material respects with all of their respective obligations under or with respect to the Employee Plans. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plan”) and each trust that is intended to be exempt under Section 501 of the Code (“Exempt Trust”) has received a determination or opinion letter from the Internal Revenue Service to the effect that such Qualified Plan is so qualified and such Exempt Trust is so exempt, and, to Sellers’ Knowledge, nothing has occurred since the date of the most recent Internal Revenue Service determination or opinion letter, as applicable, that would materially and adversely affect the tax-qualified status of any Qualified Plan or Exempt Trust.

(d) There is no action, order, writ, injunction, judgment or decree outstanding or proceeding, arbitral action, governmental audit, or investigation relating to, or seeking benefits under, any Employee Plan that is pending or, to the Knowledge of Sellers, threatened against any of Sellers (other than any claims for benefits under the Employee Plans in the Ordinary Course of Business). None of Sellers, or to the Knowledge of Sellers, any fiduciary of any Employee Plan, has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

(e) No Employee Plan provides post-retirement or post-termination employee benefits (including death, medical or health benefits) to or in respect of any Employees or former Employees or their beneficiaries, and none of Sellers has any obligation to provide such benefits other than COBRA Continuation Coverage. Except as set forth on Schedule 5.17(e) of the Seller Disclosure Schedule, no Employee Plan provides health benefits that are not fully insured through an insurance Contract. All contributions or premiums required to be made by Sellers to or under each Employee Plan have been made in a timely fashion in accordance with applicable Law, the terms of the applicable Employee Plan and any applicable collective bargaining agreement, and no Seller has, and as of the Closing Date will not have, any actual or potential unfunded Liabilities with respect to any Employee Plans.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law) or in the imposition of an excise tax under Code Section 4999, (or any corresponding provisions of state, local or foreign Tax law).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) will result in forgiveness of Indebtedness or the acceleration or creation of any rights of any person to benefits under any Assumed Plan (including the acceleration of the accrual or vesting of any benefits under any such Employee Plan or the acceleration or creation of any rights under any employment, severance, retention, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment) or the obligation to take action to secure any benefits payable under any Assumed Plan.

5.18 Parents. Except as set forth in Section 5.18 of the Seller Disclosure Schedule, MSNH and MSH are not party to any Contracts relating to the Business or the Assumed Liabilities or any Contracts by which any of the Purchased Assets are bound. Except for the equity interests of Sellers, MSNH and MSH do not hold any assets used, or held for use, in connection with the Business.

5.19 Affiliate Matters. Except as set forth in Section 5.19 of the Seller Disclosure Schedule, no (a) shareholder, officer, or director of Sellers, (b) entity in which any such shareholder, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent (2%) of the stock of which is beneficially owned by such shareholders, officers or directors in the aggregate), or (c) Affiliate of any of the foregoing is a party to: (i) any Contract with, or relating to, Sellers, their respective businesses, the Purchased Assets or the Assumed Liabilities; or (ii) any property (real, personal or mixed, tangible or intangible) used by the Sellers in the operation of the Business. Section 5.19 of the Seller Disclosure Schedule also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to any Seller but solely with respect to the Business except for any compensation payable to such officers in their capacity as employees, officers or directors of MSNH in the Ordinary Course of Business.

5.20 Insurance Policies.

(a) Section 5.20(a) of the Seller Disclosure Schedule lists all insurance policies owned or held by any Seller or otherwise applicable to the Business (the “Insurance Policies”). All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Execution Date have been paid, and no written notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Except as set forth on Section 5.20(b) of the Seller Disclosure Schedule, there are no pending, or to Sellers’ Knowledge, threatened claims, or circumstances that might give rise to a claim, under any Insurance Policy. All claims relating to the Purchaser, the Business or any of the Assets under the Insurance Policies have been filed in a due and timely fashion and any such claims that are pending are included in the Assets. No notice of cancellation or nonrenewal with respect to, disallowance of any claim, or reservation of rights with respect to any claim under, or increase of premium for, any Insurance Policy has been received by Sellers.

(b) Insurance policies under which Sellers, the Business or any of the Purchased Assets are insured that are provided by or on behalf of vendors, contractors or third party service providers (collectively, the “Third Party Insurance Policies”) are, to the Knowledge of Sellers, in full force and effect in accordance with the requirements therefor under the applicable Contracts. Immediately following Closing, Purchasers will have the ability to directly make claims under the Third Party Insurance Policies related to Sellers, the Business (to the extent not specifically related to the Excluded Assets) or the Purchased Assets pursuant to all of the rights the Sellers had under the Third Party Insurance Policies immediately prior to Closing.

(c) It is the intent of the parties that immediately following the Closing, the Purchasers will have all the rights under the Insurance Policies and Third Party Insurance Policies that the Sellers had under the Insurance Policies and Third Party Insurance Policies immediately prior to the Closing, with respect to the Purchasers, the Business (to the extent not specifically related to the Excluded Assets) and the Purchased Assets.

5.21 Environmental Matters. To the Knowledge of Sellers: (a) each of Sellers is in material compliance with all Environmental Laws, (b) there is no material investigation, suit, claim, action or judicial or administrative proceeding relating to or arising under Environmental Laws that is pending or threatened against any Seller or any real property owned, operated or leased by any Seller, or any of the Purchased Assets, (c) none of the Leased Real Property has been listed on the federal Comprehensive Environmental Response, Compensation Liability Information System (CERCLIS) database or any other similar federal, provincial or state list of known or suspected contaminated sites, (d) no Hazardous Materials have been treated, stored or Released by any Seller at any location or by any other Person at, on or under the Leased Real Property in any manner or concentration that requires investigation, removal or remediation under Environmental Laws or would otherwise cause any Seller or any future owner or operator of any Leased Real Property to incur material liability under Environmental Laws, and (e) no Seller has received any notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material obligations, liabilities or requirements relating to or arising under Environmental Laws.

5.22 Customers, Vendors and Suppliers. Section 5.22 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Significant Customers and Significant Vendors/Suppliers. “Significant Customers” are: (a) the 25 customers that have purchased the most, in terms of dollar value, services sold by the Business during the year ended December 27, 2009; and (b) the 25 customers that have purchased the most, in terms of dollar value, services sold by the Business during the three month period ended March 28, 2010. “Significant Vendors/Suppliers” are: (i) those vendors and/or suppliers who sold services to the Business during the year ended December 27, 2009 in an amount greater than $250,000 or (ii) those vendors and/or suppliers who are expected to sell services to the Business during the 2010 fiscal year in an amount greater than $250,000. Except as set forth in Section 5.22 of the Seller Disclosure Schedule, true, correct and complete copies of all written Contracts (other than purchase orders) with Significant Customers and Significant Vendors/Suppliers have been provided to the Purchaser. No Significant Customer or Significant Vendor/Supplier has given any Seller notice terminating, canceling or materially reducing, or threatening to terminate, cancel or materially reduce, any Contract or relationship with Seller. As of the Execution Date, no Significant Customer: (i) has notified any Seller that the same no longer meets such Significant Customer’s quality specifications or any certification requirements imposed upon companies in the Business or (ii) has threatened to terminate such Significant Customer’s Contract or relationship with Sellers. To the Sellers’ Knowledge, during the three-month period immediately preceding the Execution Date, there has been no material increase in the dollar amount of customer claims relating to the quality of Sellers’ services as compared with the comparable period of the preceding calendar year. Except as set forth in Section 5.22 of the Seller Disclosure Schedule, no Acquired Customer, Significant Customer or Significant Vendor/Supplier has proposed in writing, or given any Seller written notice of its intention to propose, any material price structure changes or any other material changes to any Contract or commercial relationship with any Seller, nor, to the Knowledge of Sellers, does any Acquired Customer, Significant Customer or Significant Vendor/Supplier intend to propose a material change to the price structure of any such Contract or commercial relationship or any other material change to any such Contract or commercial relationship. For purposes of this Section 5.22, the term Significant Vendors/Suppliers excludes lessors, insurance providers, utilities and professional service providers (including subcontractors who provide services under vendor managed service agreements and auditors and attorneys).

5.23 Accounts Receivable. Sellers have made available to Purchaser a complete and accurate list, as of May 23, 2010, of the Accounts Receivable of Sellers, including an aging of all Accounts Receivable showing amounts due in 30-day aging categories. Sellers have provided reserves for Accounts Receivable (the “Seller Reserves”) in accordance with GAAP and MSNH’s accounting policies as consistently applied in the Ordinary Course of Business by Sellers. On the Closing Date, Sellers will deliver to the Purchaser a complete and accurate list, as of a date within five (5) days of the Closing Date, of the Accounts Receivable (the “Accounts Receivable List”). All Accounts Receivable represent valid obligations arising from bona fide business transactions in the Ordinary Course of Business. Subject to the Seller Reserves, there is no pending or, to the Knowledge of Sellers, threatened contest, claim, counterclaim, defense or right of set-off under any Contract or otherwise with any obligor of any Account Receivable relating to the amount or validity of such Accounts Receivable.

5.24 Financial Statements. Sellers have delivered or made available to the Purchaser the following financial statements (collectively the “Financial Statements”): (a) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 27, 2009 for MSNH and each of its subsidiaries (the “2009 Audited Financial Statements”), and (b) an unaudited consolidated balance sheet as of May 23, 2010 (the “Most Recent Balance Sheet”) for MSNH and each of its subsidiaries as set forth in Section 5.24 of the Seller Disclosure Schedule. The 2009 Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, present fairly, in all material respects, the financial condition of MSNH and its subsidiaries as of such dates and the results of operations and cash flows of MSNH and its subsidiaries for such periods, and are consistent, in all material respects, with the books and records of MSNH and its Subsidiaries (which books and records are correct and complete in all material respects). The Most Recent Balance Sheet includes all of the assets and Liabilities of MSNH and its subsidiaries as of May 23, 2010, in each case that are required by GAAP to be set forth on a balance sheet, presents fairly, in all material respects, the financial condition of MSNH and its subsidiaries as of May 23, 2010, and is consistent, in all material respects, with the books and records of MSNH and its subsidiaries.

5.25 Capital Expenditures. As of the Execution Date, Sellers have made available to the Purchaser the most recent capital spending plans of MSNH and its subsidiaries relating to the Business or the Purchased Assets.

5.26 Absence of Undisclosed Liabilities. Except as set forth in Section 5.26 of the Seller Disclosure Schedule, Sellers do not have any Liabilities except (a) Liabilities reflected on the liabilities side of the Most Recent Balance Sheet, (b) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material Liability for breach of warranty, malpractice, tort or infringement or a claim or lawsuit or breach of an Environmental Law) and (c) Liabilities that are or will be Excluded Liabilities.

5.27 Claims for Indemnification. Except as set forth in Section 5.27 of the Seller Disclosure Schedule, during the past two (2) years none of Sellers has made or has had made against it any claim pursuant to rights of indemnity, set-off, counterclaim or any similar action pursuant to or arising under any Contract relating to the acquisition or disposition of the capital stock or assets of MSNH, any of its subsidiaries or any other entity, as the case may be (collectively, “Rights of Indemnity”), and to Sellers’ Knowledge, no such claim is currently contemplated or threatened.

5.28 SEC Filings. MSNH has filed all reports, schedules, forms, statements and other documents required to be filed by MSNH with the SEC since January 1, 2009 pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act” and such documents filed by MSN Holdings thereunder, the “MSNH SEC Documents”). As of its respective date, each MSNH SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such MSNH SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any MSN Holdings SEC Document has been revised or superseded by a later filed MSN Holdings SEC Document, none of the MSN Holdings SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the representations and warranties in this Article VI to Sellers as of the Execution Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by Sections in the Purchaser Disclosure Schedule (the “Purchaser Disclosure Schedule”) attached hereto:

6.1 Corporate Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Purchaser is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification except as would not have or reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement. The Purchaser has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except as would not have or reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement. The Purchaser has previously made available to MSN complete and correct copies of Purchaser’s entity organizational documents, as amended and in effect on the Execution Date.

6.2 Authority Relative to this Agreement. The Purchaser has the requisite limited liability company power and authority to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby, which are set forth in Section 6.2 of the Purchaser Disclosure Schedule attached hereto (the “Purchaser’s Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser’s Document have been duly authorized by all necessary limited liability company action on behalf of the Purchaser. This Agreement has been, and at or prior to the Closing each Purchaser’s Document will be, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser’s Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy Exceptions.

6.3 Consents and Approvals; No Violation.

(a) Except as set forth in Section 6.3(a) of the Purchaser Disclosure Schedule, none of the execution and delivery by the Purchaser of this Agreement or the Purchaser’s Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the certificate of formation and the limited liability agreement (or similar organizational documents) of the Purchaser, (ii) any Contract (including but not limited to any Contracts related to financing) or Permit to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (iii) any order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii), and (iv), except as would not have or reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Except (i) as set forth in Section 6.3(b) of the Purchaser Disclosure Schedule and (ii) no consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person nor any other Regulatory Approval is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser’s Documents, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby, or for the Purchaser to operate the Purchased Assets.

6.4 Brokers and Finders. The Purchaser has not employed, and to the knowledge of the Purchaser, no other Person has made any arrangement by or on behalf of the Purchaser with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.5 Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

6.6 Sufficiency of Financing. As of the date of this Agreement, the Purchaser and its parent, MSN Holdco, LLC, have received executed Directions to Credit Bid from the First Lien Agent and an Assignment Agreement from the First Lien Agent pursuant to which the First Lien Agent has assigned its right to receive pursuant to the Credit Bid, the Purchased Assets and the Transferred Equity Interest (subject to the Assumed Liabilities), resulting in the Purchaser having the ability, as of the date of this Agreement, to consummate the transactions contemplated by this Agreement.

6.7 Investigation. Purchaser has conducted its own independent review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, of the value of such Purchased Assets and of the business, operations, technology, assets, Liabilities, financial condition and prospects of the Business, and Purchaser acknowledges that Sellers have provided Purchaser with access to the personnel, properties, premises and records of the Business for this purpose. Purchaser has conducted its own independent review of all orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Case. Purchaser acknowledges that the Purchase Price being paid under this Agreement for the Purchased Assets is the fair value for acquiring the Purchased Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent Purchaser may have any recourse for any failure of Sellers to deliver the Purchased Assets in accordance with the terms of this Agreement. In entering into this Agreement, Purchaser has relied upon its own investigation and analysis as well as the representations and warranties made by Sellers in Article V, and Purchaser acknowledges that neither Sellers nor any of their Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates, except as and only to the extent expressly set forth in Article V.

ARTICLE VII.

EMPLOYEES

7.1 Employee Matters. Purchaser may offer employment to the Employees of the Seller (it being the current intention of Purchaser to offer employment to substantially all Employees of Sellers as of the Closing Date), as in existence as of the Closing, as selected by Purchaser, and except as otherwise set forth in this Section 7.1, such employment offers and acceptances shall be on such terms and conditions as may be acceptable to the Employees and Purchaser in their sole discretion and need not bear any relationship to terms and provisions applicable to their employment by the Seller. Each Employee to whom Purchaser has made an offer of employment pursuant to this Section 7.1 and that has accepted such offer and commences employment with Purchaser or its Affiliates on or following the Closing Date is hereinafter referred to as a “Transferred Employee”; provided, however, that each Employee to whom the Purchaser has made an offer of employment pursuant to this Section 7.1 who is on a leave of absence as of the Closing Date shall not become a Transferred Employee unless such Employee returns to active service within six (6) months following the Closing Date and, except pursuant to any Assumed Plan, the Purchaser shall have no liability with respect to any such Employee prior to the date he or she becomes a Transferred Employee.

7.2 Excluded Plans. Sellers shall be solely responsible and shall retain all Liabilities with respect to the Excluded Plans.

7.3 COBRA Coverage. The Purchaser shall be responsible for providing, and shall assume all Liabilities in respect of, the provision of continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for all current and former employees of Sellers with respect to any “qualifying event” (within the meaning of COBRA) incurred on or prior to the Closing Date or otherwise arising as a result of the transactions described herein. Immediately prior to the Closing, Sellers will provide to the Purchaser a list of all Employees (i) terminated by Sellers within the ninety (90) days immediately preceding the Closing, and (ii) receiving COBRA Continuation Coverage on the Closing Date.

7.4 No Third-Party Beneficiaries.

(a) Notwithstanding anything set forth in this Article VII, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plan or (ii) shall limit the right of the Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Assumed Plan following the Closing Date.

(b) Sellers and the Purchaser acknowledge and agree that all provisions contained in this Article VII with respect to current or former Employees are included for the sole benefit of Sellers and the Purchaser, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, directors, officers or consultants of Sellers, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or any of its Affiliates.

ARTICLE VIII.

BANKRUPTCY COURT MATTERS

8.1 Competing Bid and Other Matters.

(a) On the Petition Date, Sellers shall file with the Bankruptcy Court an application or motion seeking approval of (i) the Bidding Procedures Order and (ii) the Sale Order and the transactions contemplated in this Agreement.

(b) This Agreement, the parties’ obligations hereunder and the transactions contemplated hereby are subject to approval of the Bankruptcy Court and Sellers’ right and ability to pursue and consider higher or otherwise better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). From and after the Petition Date until the conclusion of the Sale Hearing, Sellers are permitted to, and may cause their Representatives and Affiliates to, initiate contact with, provide information to, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Purchaser and its Affiliates, agents and Representatives) in connection with any sale or other disposition of the Business or a material portion of the Purchased Assets or the continuation of the Business as a reorganized, going-concern, subject only to the provisions of the Bidding Procedures Order.

(c) From and after the Petition Date until the conclusion of the Sale Hearing, Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business, and perform any and all other acts related thereto which are required or permitted under the Bankruptcy Code or other applicable Law, including, without limitation, supplying information relating to the Business and the assets of Sellers to prospective purchasers, subject only to the provisions of the Bidding Procedures Order.

(d) If an Auction is conducted, and the Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), the Purchaser shall be required to serve as a back-up bidder (the “Back-up Bidder”) and keep the Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on the date which is fifteen (15) days after the date of the entry by the Bankruptcy Court of the Sale Order (the “Outside Back-up Date”); provided, however, that notwithstanding the foregoing, in no event shall the Outside Back-up Date be later than three business days after October 15, 2010 or (ii) the date of closing of an Alternative Transaction with the Prevailing Bidder. Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder (if the Back-up Bidder is the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and Sellers will be authorized, but not required, without further order of the Bankruptcy Court or any action on the part of the Back-up Bidder, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder.

(e) The Sellers shall promptly serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the Southern District of Florida and any other applicable order of the Bankruptcy Court.

8.2 Sale Order. The Sale Order shall be entered by the Bankruptcy Court substantially in the form attached hereto as Exhibit C and otherwise in form and substance acceptable to Sellers and the Purchaser. The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Purchased Assets to the Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to the Purchaser the Assigned Contracts; and (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant the Purchaser the protections of Section 363(m) of the Bankruptcy Code. The Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that the Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Sellers shall use reasonable efforts to defend such appeal.

ARTICLE IX.

COVENANTS AND AGREEMENTS

9.1 Conduct of Business of Sellers.

(a) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each Seller shall:

(i) conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (x) preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business; and (y) comply with all applicable Laws and, to the extent consistent therewith, preserve their assets (tangible and intangible), including the IT Assets.

(b) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or conditioned and, in the event that Sellers request Purchaser’s consent in writing and Purchaser does not provide a written response within two (2) days after such request, Purchaser shall be deemed to have provided its prior written consent to such request), each of the Sellers shall not:

(i) mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Purchased Assets;

(ii) sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets except to the extent permitted by the DIP Loan Documents or this Agreement;

(iii) cancel or compromise any debt or material claim or waive or release any material right of any Seller that constitutes a Purchased Asset or otherwise relates to the Business;

(iv) (A) enter into any new Contract or renew any existing Contract requiring payments by Sellers in excess of $250,000 over the twelve month period immediately following the execution thereof and (B) cancel, terminate, amend, modify, supplement or rescind any Material Contract or any terms of any Material Contract, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto;

(v) abandon any rights under any Material Contract or breach any Material Contract;

(vi) incur any long term expenditure associated with the Purchased Assets that would be an Assumed Liability except to the extent permitted by the DIP Loan Documents;

(vii) incur or permit to be incurred any Liability (other than in connection with the performance of any Non-Assumed Contracts or execution of any Contracts that are not Material Contracts in the Ordinary Course of Business) that would be an Assumed Liability except to the extent permitted by the DIP Loan Documents, or would increase the amount of an Assumed Liability except to the extent permitted by the DIP Loan Documents;

(viii) terminate any Employee set forth on Schedule 9.1(b)(viii) or hire any Person to replace any such Employee;

(ix) (A) with respect to any Employee set forth on Schedule 9.1(b)(viii), increase the salary, bonus or severance arrangements of such Employee or amend, modify, terminate or enter into any employment or severance Contract with such Employee and (B) with respect to all other Employees, take any of the foregoing actions other than in the Ordinary Course of Business;

(x) (A) enter into, amend or terminate any Seller Plan, (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Seller Plan to any current or former employee, officer or director, or other service provider of Sellers, (C) grant any new awards under any Seller Plan or (D) take any action to fund the payment of compensation or benefits under any Seller Plan to any current or former employee, officer or director, or other service provider of Sellers, except (X) in the case of clauses (A) or (D), in the Ordinary Course of Business with respect to employees of Sellers who are not currently, and have never been, officers or directors of any Seller and (Y) in the case of all Clauses, to conform to applicable Law or as may be required under any Seller Plan that is in effect as of the date hereof;

(xi) make or rescind any material Tax election, file any amended Tax Return, change its fiscal year or financial or Tax accounting methods, policies or practices, settle or compromise any Tax Liability, enter into a closing agreement with respect to Taxes or agree to an extension of the period for assessment, reassessment or collection of any Taxes;

(xii) institute, settle or agree to settle or modify in any manner that is adverse to the Business or the Purchased Assets, any litigation, action or proceeding before any court or Governmental Body relating to the Purchased Assets and that is or will be an Assumed Liability except any such litigation, action or proceeding involving payment by or to Sellers that is less than $1,500 individually and $50,000 in the aggregate;

(xiii) (A) take any action that reasonably jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any of the Material Permits necessary or desirable for the continued operation of the Business, (B) fail to use commercially reasonable efforts to prosecute with due diligence any material pending applications with respect to the Material Permits, including any renewals thereof, (C) with respect to the Material Permits, fail to make all filings and reports and pay all material fees necessary or reasonably appropriate for the continued operation of the Business of Sellers, as and when such approvals, consents, Permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (D) fail to initiate appropriate steps to renew any Material Permits held by Sellers that are scheduled to terminate prior to or within sixty (60) days after the Closing or to prosecute any pending applications for any Material Permit;

(xiv) transfer, assign or abandon or grant any rights or modify any existing rights under any Seller Intellectual Property other than in the Ordinary Course of Business, or enter into any settlement regarding the breach or infringement, misappropriation, dilution or other violation of any Intellectual Property right;

(xv) make, commit to make or incur any Liability for capital expenditures except to the extent permitted by the DIP Loan Documents; or

(xvi) enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 9.1(b).

(c) Promptly after the Closing Date, Sellers will (i) at Purchaser’s expense, prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing their name so as to effectuate the transfer of the Purchased Names and any of like names or combinations of words or derivations thereof to Purchaser and promptly deliver evidence of such name change to the Purchaser and (ii) cease using the Purchased Names, and any derivations thereof.

9.2 Access to Information.

(a) Each of Sellers agrees that, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, the Purchaser shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as the Purchaser’s Representatives may reasonably request, provided, however, that Sellers shall not be obligated to provide information that they are not permitted to provide under applicable healthcare laws and regulations. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including Sellers’ right to have its Representative accompany the Purchaser upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 9.2, Sellers shall furnish to the Purchaser and its Representatives such financial, operating and property related data and other information as such Persons reasonably request. Each of Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with such Sellers and their respective Representatives and shall use their reasonable efforts to minimize any disruption to the Business.

(b) From and after the Closing Date, Sellers shall give the Purchaser and the Purchaser’s Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Excluded Assets), personnel files and books and records of Sellers pertaining to the Business. In connection with the foregoing, Sellers shall use commercially reasonable efforts to cause their Representatives to furnish, at the Purchaser’s expense, to the Purchaser such financial, technical, operating and other information pertaining to the Business as the Purchaser’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, at the Purchaser’s expense, Sellers shall, and shall use commercially reasonable efforts to cause each of their Affiliates to, cooperate with the Purchaser as may reasonably be requested by the Purchaser for purposes of (i) enabling an independent accounting firm selected by the Purchaser to conduct an audit of the Business, including access to MSN’s independent auditors’ working papers pertaining to the Business or the Purchased Assets including any environmental assessment; (ii) undertaking, with the consent of MSN, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Purchased Assets; and (iii) undertaking any study relating to Sellers’ compliance with Laws; and Sellers acknowledge that information or access may be requested and used for such purpose; provided, however, that the access, and related rights to investigate and examine, granted to the Purchaser and its Representatives pursuant to this Agreement shall not constitute nor be construed as a waiver of any applicable legal privilege of the Sellers or any Seller, including the attorney-client and work product privileges. All requests for documents, information, meetings and discussions under this Section 9.2 shall initially be made through either Robert Adamson, Kevin Little, Jeff Yesner or representatives of Loughlin Meghji & Co.

(c) From and after the Closing Date, the Purchaser shall give Sellers and Sellers’ Representatives reasonable access during normal business hours to the offices, facilities, plants, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Purchased Assets), personnel files and books and records of the Purchaser pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date or (ii) the Excluded Assets and Liabilities. In connection with the foregoing, the Purchaser shall use commercially reasonable efforts to cause its Representatives to furnish to Sellers such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Purchased Assets prior to the Closing Date, or (ii) the Excluded Assets and Liabilities, in each case, as Sellers’ Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, the Purchaser shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, cooperate with Sellers as may reasonably be requested by Sellers for purposes of enabling an independent accounting firm selected by Sellers to conduct an audit of the Business for periods prior to the Closing Date, including access to Purchaser’s independent auditors’ working papers pertaining to the Business or the Purchased Assets.

(d) No information received pursuant to an investigation made under this Section 9.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Seller Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article X.

9.3 Assignability of Certain Contracts, Etc. To the extent that the assignment to the Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assigned Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the parties hereto will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Sellers and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser) with the benefits and obligations of any such Assigned Contract and the Purchaser shall be responsible for performing all obligations under such Assigned Contract required to be performed by Sellers on or after the Closing Date to the extent that if such Assigned Contract were assumed by the Purchaser as of the Closing Date the obligations thereunder would have constituted an Assumed Liability.

9.4 Rejected Contracts. No Seller shall reject any Assigned Contract in any bankruptcy proceeding following the date hereof without the prior written consent of the Purchaser.

9.5 Further Agreements. The Purchaser authorizes and empowers Sellers from and after the Closing Date to receive and to open all mail received by Sellers relating to the Purchased Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 9.5. Each of Sellers shall (a) promptly deliver to the Purchaser any mail or other communication received by them after the Closing Date and relating to the Purchased Assets, the Business or the Assumed Liabilities, (b) promptly transfer in immediately available funds to the Purchaser any cash, electronic credit or deposit received by such Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets and (c) promptly forward to the Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets. The Purchaser shall (x) promptly deliver to Sellers any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Sellers, any cash, electronic credit or deposit received by the Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Sellers.

9.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement (including Section 8.2) and applicable Law, Sellers and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 9.6 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 9.6. Without limiting the foregoing, following the Execution Date and until the date on which the Closing occurs or this Agreement is terminated in accordance with Section 4.4, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:

(i) obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

(ii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;

(iii) take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;

(iv) execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to the Purchaser and its successors and assigns, all of the Purchased Assets, and for the Purchaser and its successors and assigns, to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby; and

(v) take any and all actions necessary to effect the transfer of all of the Permits and include all such Permits in the Purchased Assets.

Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Sellers and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective of consummating the transactions contemplated hereby or is required by applicable Law.

(b) Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations of Sellers pursuant to this Section 9.6 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Case), and each of Sellers’ obligations as a debtor in possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

9.7 Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period of five (5) years from the Closing Date, in the case of the Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of Sellers’ estates, in the case of Sellers, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of Sellers or the Purchaser or any of their respective Affiliates or in order to enable Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers or the Purchaser wishes to destroy such records at the end of such five (5) year period, such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the records within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.

9.8 Publicity. Except to the extent required by Applicable Law (including public filings and press releases which MSNH may be required to file or release, as the case may be, pursuant to applicable federal securities laws and/or stock exchange rules), each of the Sellers and the Purchaser shall not issue a press release or make any other public announcement concerning this Agreement or the matters or transactions contemplated hereby without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed).

9.9 Communication with Acquired Customers. Sellers and the Purchaser shall send a joint letter to the Acquired Customers, in form and substance reasonably satisfactory to the Purchaser, at a mutually satisfactory time after the Bankruptcy Court’s entry of the Sale Order, which shall include, but not be limited to, advising the Acquired Customers about the existence of (but not the terms of) this Agreement and the pending transfer of the Acquired Customer’s account and underlying Assigned Contract from Sellers to the Purchaser. In addition, the Purchaser shall have the right, subject to the prior consent of MSN (which consent shall not be unreasonably withheld, conditioned or delayed), to contact and meet with any Seller’s joint venturers and other partners, any parties to any Assigned Contract and any lenders with respect to any Purchased Assets or Assumed Liabilities; provided, however, that prior to the entry of the Sale Order, Sellers shall have the right to participate in any such contact or meeting.

9.10 Notification of Certain Matters. Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing and (b) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court. To the extent permitted by applicable Law, Sellers shall give prompt notice to the Purchaser of (w) any notice of any alleged violation of Law applicable to any Seller, (x) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of any Seller, is contemplated, (y) the infringement or unauthorized use by any Person of any material Intellectual Property (of which any Seller has Knowledge) and (z) the execution of any Material Contract entered into other than in the Ordinary Course of Business (and Sellers shall deliver or make available a copy thereof to the Purchaser).

9.11 DIP Loan Documents. Notwithstanding anything in this Agreement to the contrary, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with Section 4.4 and the Closing Date, it shall not be a breach of this Agreement for, and nothing in this Agreement shall (or shall be deemed to) limit or affect the ability of, Sellers to incur Indebtedness or borrow funds under the DIP Loan or the DIP Loan Documents, including, without limitation, for the purpose of paying Cure Costs in accordance with the terms and conditions of the DIP Loan Documents.

9.12 Insurance Policies.

Without limiting the generality of Section 5.20, and subject to Section 2.2(d), Sellers shall:

(a) cause the assignment of all rights of any of Sellers in and to the Insurance Policies and Third Party Insurance Policies, to the extent related to the Purchasers, the Business (to the extent not specifically related to the Excluded Assets) or the Purchased Assets, to the Purchasers as soon as reasonably practicable (and in any event within 7 days following Closing);

(b) to the extent the Purchasers are not Named Insureds or otherwise do not have the rights to directly make claims under the Insurance Policies or Third Party Insurance Policies, provide the Purchasers with all the rights of the Sellers to make claims thereunder related to the Business (to the extent not specifically related to the Excluded Assets) or the Purchased Assets;

(c) use commercially reasonable efforts to maintain each Insurance Policy (or in the case of any Third Party Insurance Policy, to cause the applicable vendor, contractor or third party services provider to maintain) in full force and effect through such Insurance Policy’s scheduled expiration date in accordance with its terms and provide Purchasers with prompt notice of any event that would reasonably be expected to cause any such Insurance Policy other than any Third Party Insurance Policy to cease to be so in full force and effect, including the reduction in the total aggregate limits of liability applicable to the excess liability or the directors and officers liability insurance programs;

(d) take all action and furnish all assistance as is reasonably necessary to assist the Purchasers in tendering and pursuing claims including but not limited to settling, compromising or modifying coverage, or establishing the right to make claims with respect to the Business (to the extent not specifically related to the Excluded Assets) or Purchased Assets under the Insurance Policies and Third Party Insurance Policies;

(e) promptly remit to the Purchasers all net proceeds and recoveries under the Insurance Policies and Third Party Insurance Policies with respect to the Business (to the extent not specifically related to the Excluded Assets) or the Purchased Assets;

(f) not take or permit any action that would materially affect the rights of the Purchasers with respect to the Insurance Policies or Third Party Insurance Policies, including but not limited to any returns of premium under the Insurance Policies or collateral for any of the Insurance Policies including amounts secured by letters of credit;

(g) provide reasonable cooperation and assistance to the Purchasers in obtaining comparable insurance policies to the extent any of the Insurance Policies (or any benefits thereunder) at any time prior to the scheduled expiration date become unavailable to the Purchasers; and

(h) obtain all approvals, authorizations, consents, licenses, permissions, waivers and approvals from, and make all notices and filings with, third parties necessary or advisable to accomplish the foregoing.

Notwithstanding any other provision of this Agreement to the contrary, the Parties shall be entitled to specifically enforce this Section 9.12.

ARTICLE X.

CONDITIONS TO CLOSING

10.1 Conditions Precedent to the Obligations of the Purchaser and Sellers. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any statute, rule, regulation, executive order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order and Sale Order and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and the Purchaser.

10.2 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Purchaser set forth in Article VI hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, and Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(c) the Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 4.3;

(d) all portions of the Purchase Price shall have been delivered in accordance with Section 3.1; and

(e) the Purchaser shall have delivered to Sellers appropriate evidence of all necessary limited liability company action by the Purchaser in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by the Purchaser’s members, board of managers or similar governing body approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by the Purchaser of this Agreement; and (ii) a certificate as to the incumbency of officers of the Purchaser executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

10.3 Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Sellers shall have delivered to the Purchaser (i) a certified copy of the Sale Order (which shall contain, among other things, the terms described in Section 8.2) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 8.1(e));

(b) the representations and warranties of Sellers set forth in Article V hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of MSN, dated the Closing Date, to the foregoing effect;

(c) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of MSN, dated such Closing Date, to the forgoing effect;

(d) Except as provided in Section 9.3, all of the Assigned Contracts set forth on Section 10.3(d) of the Seller Disclosure, shall (i) be in full force and effect on the Closing Date, (ii) be assignable to the Purchaser without the consent of the counterparty to such Assigned Contract for such assignment (or such consent shall have been received prior to the Closing Date) and (iii) have had all of Sellers’ monetary breaches and monetary defaults thereunder cured as of the Closing Date by payment of the Cure Costs through the funding provided by the DIP Lenders under the DIP Loan (or creation of reserves therefor) in accordance with the Sale Order or otherwise.

(e) Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 4.2;

(f) Purchaser shall have obtained all of the Material Permits, and all of the Material Permits shall be in full force and effect as necessary for the Purchaser to continue to conduct the Business in the Ordinary Course of Business immediately after the Closing Date; and

(g) between the Execution Date and the Closing Date, there shall not have occurred a Material Adverse Effect.

10.4 Failure Caused by Party’s Failure to Comply. Neither Sellers nor the Purchaser may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI.

TAXES

11.1 Additional Tax Matters.

(a) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid by Purchaser, and Purchaser shall indemnify, defend (with counsel reasonably satisfactory to the Purchaser), protect, and save and hold the Purchaser harmless from and against any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes.

(b) The Purchaser shall, within one-hundred twenty (120) days after the Closing Date, prepare and deliver to MSN for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the Purchased Assets (such schedule, the “Allocation”). If MSN raises any objection to the Allocation within twenty (20) days of the receipt thereof, the Purchaser and MSN will negotiate in good faith to resolve such objection(s). The Purchaser, Sellers and MSN shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Body or any other proceeding) without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser, MSN, or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Purchaser, MSN or Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Allocation. The Purchaser, Sellers and MSN shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain a mutually agreed upon accounting firm of national repute to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 11.1(b) shall survive the Closing without limitation.

ARTICLE XII.

MISCELLANEOUS

12.1 Payment of Expenses. Except as otherwise provided in this Agreement and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall, subject to Section 12.12 below, bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival of Representations and Warranties; Survival of Confidentiality. The parties hereto agree that the representations and warranties, and the covenants and agreements to be performed prior to the Closing, contained in this Agreement shall not survive, and thus shall expire upon, the Closing. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER THE PARTIES HERETO AND ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) days after being sent by registered or certified mail, postage prepaid, as follows:

If to Sellers, to:

Medical Staffing Network Holdings, Inc. 901 Yamato Road Boca Raton, Florida 33431 Attention: Robert Adamson, Chairman and CEO and Kevin Little, President and CFO Facsimile No. 561-322-1201

With a copy (which shall not constitute effective notice) to:

Akerman Senterfitt One Southeast Third Avenue Miami, Florida 33131 Attention: Philip B. Schwartz, Esq. and Kim Hines, Esq. Facsimile No. 305-374-5095

and to:	Berger Singerman, P.A. 200 South Biscayne Blvd. Suite 1000 Miami, FL 33131-5308 Attn: Daniel H. Aronson, Esq. and Paul Steven Singerman, Esq. Facsimile No.: 305-714-4340

If to the Purchaser, to:

MSN AcquisitionCo, LLC c/o Smith & Smith LLC 34 Sherman Court Fairfield, CT 06824 Attn: Christopher H. Smith Facsimile No.: 203-292-8998

With a copy (which shall not constitute effective notice) to:

Latham & Watkins LLP 233 South Wacker Drive, Suite 5800 Chicago, IL 60606 Attn: Richard S. Meller Facsimile No.: 312-993-9767

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon the Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Sellers, and inure to the benefit of the parties and their respective successors and permitted assigns, including, without limitation, any trustee or estate representative appointed in the Chapter 11 Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly owned subsidiaries of the Purchaser (subject to the next succeeding sentence). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.10 Injunctive Relief.

(a) The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the Sellers, and, accordingly, the Purchaser shall be entitled to injunctive relief with respect to any such breach, including without limitation, specific performance of such covenants, promises or agreements or an order enjoining the Purchaser from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by the Sellers. The rights set forth in this Section 12.10 shall be in addition to any other rights which the Purchaser may have at Law or in equity pursuant to this Agreement.

(b) For the avoidance of doubt, except in the case of fraud by the Purchaser, DIP Agent, DIP Lenders, First Lien Agent or First Lien Lenders or any of their respective Affiliates or subsidiaries, the right of the Sellers to receive the Purchaser Termination Fee as provided in Section 4.6(b) shall be the sole and exclusive remedy of the Sellers against the Purchaser, DIP Agent, DIP Lenders, First Lien Agent and First Lien Lenders and any of their respective Affiliates or subsidiaries for any loss or damage suffered as a result of Purchaser’s breach of this Agreement or termination of this Agreement pursuant to Section 4.4(j), Section 4.4(l) or pursuant to any other provision of Section 4.4 due to the Purchaser’s breach of any of its obligations under this Agreement and the Sellers are explicitly not entitled to (and hereby waive) any other remedy, including specific performance, for damages suffered by the Sellers as a result of the Purchaser’s breach of this Agreement or the termination of this Agreement for any reason.

12.11 Non Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, advisor, lawyer, agent, representative, incorporator, member, partner or equityholder of any Seller or the Purchaser shall have any liability for any obligations or liabilities of any Seller or the Purchaser under this Agreement or Sellers’ Documents or the Purchaser’s Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.12 No Waiver or Release. Notwithstanding anything herein to the contrary (other than the Purchaser Termination Fee described in Section 4.6(b) of this Agreement), all terms, conditions, covenants, representations and warranties contained in the DIP Loan Documents or First Lien Loan Documents, and all rights, powers and remedies of the DIP Agent, the DIP Lenders, the First Lien Agent and First Lien Lenders and all of the obligations of the Debtors (as defined in the DIP Loan Documents or First Lien Loan Documents, as applicable) and other Loan Parties (as defined in the DIP Loan Documents or First Lien Loan Documents, as applicable) thereunder (including, without limitation, the obligation to reimburse the First Lien Agent and First Lien Lenders for fees and expenses incurred in connection with preparation and negotiation of this Agreement to the extent set forth therein), are reserved and are not amended, modified, limited or otherwise affected by the terms and conditions of this Agreement.

12.13 Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

12.14 Certain Interpretations.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(ii) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv) The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless or whether such words or similar words actually appear).

(v) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(vi) Any reference in this Agreement to $ shall mean U.S. dollars.

(vii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(c) Purchaser acknowledges hereby that Sellers may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

MSN ACQUISITIONCO, LLC

By:	/s/ Christopher H. Smith
Name:	Christopher H. Smith
Title:	Sole Member and Manager

SELLERS:

MEDICAL STAFFING NETWORK, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

MEDICAL STAFFING HOLDINGS, LLC

By:	Medical Staffing Network Holdings, Inc.
Its:	Sole Member

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

MSN-ILLINOIS HOLDINGS, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	Treasurer

MEDICAL STAFFING NETWORK OF ILLINOIS, LLC

By:	MSN-Illinois Holdings, Inc.
Its:	Sole Member

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	Manager

MEDICAL STAFFING NETWORK ASSETS, LLC

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	Manager

INTELISTAF HOLDINGS, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	Treasurer

INTELISTAF GROUP, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

INTELISTAF HEALTHCARE, INC.

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

INTELISTAF PARTNERS NO. 1, LLC

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

INTELISTAF PARTNERS NO. 2, LLC

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

INTELISTAF HEALTHCARE MANAGEMENT, L.P.

By:	Intelistaf Partners No. 1, LLC
Its:	General Partner

By:	/s/ Kevin Little
Name:	Kevin Little
Title:	President

EXHIBIT A

FORM OF BILL OF SALE

THIS BILL OF SALE dated as of             , 2010 by Medical Staffing Network, Inc., a Delaware corporation (“MSN”), Medical Staffing Holdings, LLC, a Delaware limited liability company (“MSH”), Medical Staffing Network Holdings, Inc., a Delaware corporation (“MSNH”) and those subsidiaries of MSN set forth on the signature pages hereto (collectively with MSN, MSH, MSNH, the “Sellers” and each, individually, a “Seller”), in favor of MSN AcquisitionCo, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the parties hereto have entered into an Asset Purchase Agreement dated as of July 2, 2010 (the “Purchase Agreement”) providing for the purchase by the Purchaser of certain assets of Sellers, and the parties now desire to carry out such transaction by Sellers’ execution and delivery to the Purchaser of this instrument evidencing the vesting in the Purchaser of all of the assets and rights of Sellers hereinafter described. Capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of other valuable consideration to Sellers in hand paid by the Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which by Sellers are hereby acknowledged, Sellers hereby convey, grant, bargain, sell, transfer, set over, assign, remise, release, deliver and confirm unto the Purchaser, its successors and assigns forever, effective as of 12:01 a.m. EDT on the date hereof (the “Effective Time”), all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, without representation or warranty, express or implied.

PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

The Sellers hereby covenant that, from time to time after the delivery of this instrument, at the Purchaser’s request and without further consideration, Sellers will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required, and in form and substance reasonably accepted to Sellers, to more effectively convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any of the Purchased Assets.

Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all of the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of the Purchaser and its successors and assigns.

This instrument is executed by, and shall be binding upon, each Seller and its successors and assigns for the uses and purposes above set forth and referred to, effective as of the Effective Time.

This instrument shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions.

To the extent this Bill of Sale is inconsistent with any terms or conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

This instrument may be executed in counterpart signature pages, all of which when so executed and attached hereto shall constitute one and the same original.

IN WITNESS WHEREOF, Sellers have executed this Bill of Sale or caused this Bill of Sale to be executed on their behalf by a duly authorized officer of each Seller as of             , 2010.

SELLERS:

MEDICAL STAFFING NETWORK, INC., a Delaware corporation

By:
Name:
Title:

MEDICAL STAFFING NETWORK HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

MEDICAL STAFFING HOLDINGS, LLC

By:	Medical Staffing Network Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

MSN-ILLINOIS HOLDINGS, INC., an Illinois corporation

By:
Name:
Title:

MEDICAL STAFFING NETWORK OF ILLINOIS, LLC

By:	MSN-Illinois Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

MEDICAL STAFFING NETWORK ASSETS, LLC

By:	MSN-Illinois Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF GROUP, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF HEALTHCARE, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF PARTNERS NO. 1, LLC

By:	Intelistaf Healthcare, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF PARTNERS NO. 2, LLC

By:	Intelistaf Healthcare, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF HEALTHCARE MANAGEMENT, L.P.

By:	Intelistaf Partners No. 1, LLC,
Its	General Partner

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of             , 2010 by and among Medical Staffing Network Inc., a Delaware corporation (“MSN”), Medical Staffing Holdings, LLC, a Delaware limited liability company (“MSH”), Medical Staffing Network Holdings, Inc., a Delaware corporation (“MSNH”) and those subsidiaries of MSN set forth on the signature pages hereto (collectively with MSN, MSH and MSNH, the “Assignors”) and MSN AcquisitionCo, LLC, a Delaware limited liability company (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Assignors and Assignee entered into that certain Asset Purchase Agreement dated as of July 2, 2010 (the “Purchase Agreement”; capitalized terms used but not otherwise defined herein have the meanings given them in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignors, as set forth therein and herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. Effective as of 12:01 a.m. EDT on the date hereof (the “Effective Time”), Assignors hereby sell, transfer and assign (collectively the “Assignment”) to Assignee, and Assignee hereby assumes and agrees to pay, perform and discharge, each and all of the Assumed Liabilities, as that term is defined in, and in accordance with, Section 2.3 of the Purchase Agreement.

2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3. This Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions and rules.

4. To the extent this Agreement is inconsistent with any terms or conditions in the Purchase Agreement, the Purchase Agreement shall control.

5. This Agreement may be executed in counterpart signature pages, all of which when so executed and attached hereto shall constitute one and the same original.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNORS:

MEDICAL STAFFING NETWORK, INC., a Delaware corporation

By:
Name:
Title:

MEDICAL STAFFING NETWORK HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

MEDICAL STAFFING HOLDINGS, LLC

By:	Medical Staffing Network Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

MSN-ILLINOIS HOLDINGS, INC., an Illinois corporation

By:
Name:
Title:

MEDICAL STAFFING NETWORK OF ILLINOIS, LLC

By:	MSN-Illinois Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

MEDICAL STAFFING NETWORK ASSETS, LLC

By:	MSN-Illinois Holdings, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF GROUP, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF HEALTHCARE, INC., a Delaware corporation

By:
Name:
Title:

INTELISTAF PARTNERS NO. 1, LLC

By:	Intelistaf Healthcare, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF PARTNERS NO. 2, LLC

By:	Intelistaf Healthcare, Inc.,
Its	Sole Member

By:
Name:
Title:

INTELISTAF HEALTHCARE MANAGEMENT, L.P.

By:	Intelistaf Partners No. 1, LLC,
Its	General Partner

By:
Name:
Title:

ASSIGNEE:

MSN AcquisitionCo, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF SALE ORDER

C-1

EXHIBIT D

FORM OF BIDDING PROCEDURES ORDER

D-1

EXHIBIT E

FORM OF INTEGRIS ASSIGNMENT AND ASSUMPTION AGREEMENT

E-1